2011-2013 Public Finance Decision

2011-2013
Public Finance Decision
Outline proposal
Submitted by Prime Minister
Silvio Berlusconi
and
Minister of the Economy and Finance
Giulio Tremonti
Adopted by the Cabinet on 29 September 2010

2011-2013 Public Finance Decision
Outline Proposal
INTRODUCTORY NOTE
1.	For the reasons outlined immediately below, this document (Public Finance Decision) is both the first and last of its kind.

It is the first of its kind since the law that requires it went into effect only last year.

It is the last of its kind because it is already due to be substituted in the weeks ahead by a different and more detailed framework for policy documentation at a European level.

The timing for all of this is set out in more detail below.

2.	The law reforming public-sector accounting (Law 31 December 2009, no. 196) specifically requires this document in its application. Such law has made official an experimental practice used basis by this Government since June 2008, while changing both the format for budget documents and the related planning cycle.

In essence, the reform has mandated the following two changes:
a)	The date for the presentation of the Economic and Financial Planning Document (known as the DPEF) was pushed ahead, while the content and the name of the document were changed (now known as the Public Finance Decision). The changes were made so as to better align the date of the presentation of the document with that of the presentation to Parliament of the bills for the Budget and Stability Law (previously known as the Budget Law). The deadlines for the two instruments (the planning instrument and the instrument for deciding upon the public-finance measures) have been brought closer together for one main reason: in almost all of the most recent financial years, the planning document has had to be updated in order to take into account the changes occurring during the time interval between Parliament’s approval of the DPEF and the presentation of the Budget Law, with it being necessary to change the objectives regularly and, even more often, the magnitude of the annual fiscal adjustments.

b)	The three-year budget planning initiated in 2008 is now required by the law. This is important not only, and not so much, to avoid conflicting decisions year on year, but rather, and more importantly, to define from the very start a plan for the stability and security of public finances over a range of years. This approach has been adopted so as to provide the European Union with assurances about Italy’s real and continuing intentions, and to offer the markets a broader parameter for judgment that can be useful for performing analysis sufficiently weighted over the medium term.
3.	Given this legislative framework, within the context of dramatic crisis such as that triggered by the case of Greece during the spring, the Government considered it important, in the interest of the nation, to anticipate the definition of the public-finance measures for 2011-2013 at the beginning of the summer, without waiting until the fall.

The security of the public accounts and the outlining of a debt- and deficit-reduction plan accepted at the European level have been ensured by the Decree-Law no. 78 (converted into Law no. 122 of 2010) The Government’s action has been, and is, in line with the political commitments indicated in both (i) the Combined Report on the Economy and Public Finance (RUEF) for 2010, presented to Parliament on 6 May 2010, and (ii) the “Recommendation” defined for Italy as part of the excessive deficit procedure to get the net borrowing below the level of 3 per cent of GDP by 2012.
Ministero dell’Economia e delle Finanze
II

2011-2013 Public Finance Decision
Outline Proposal
Therefore, this document acknowledges all of the effects of the aforementioned Decree-Law no. 78, while also confirming the objectives indicated in the RUEF, thereby demonstrating the continuity of the Government’s action in planning and implementation.

On this basis, and considering that the approval of corrective measures ahead of schedule has already absorbed the array of marginal spending and revenue changes (an array that instead normally had to be resolved with the Budget Law), the presentation of a Stability Law with a rather limited content and a basically tabular format will indeed be possible.

The foregoing appears consistent overall with the new accounting law which — as indicated above - provides for a much more concise Stability Law than the original Budget Law.

In keeping with the letter and the spirit of the reform, the condensation of the Stability Law in a few tables and the overall quantification of the public-finance objectives will allow Parliament to focus its discussion on policy essentials, in other words, to debate the major macro aggregates of economic policy.

4.	From the last half of May 2010, the process of reforming European economic policy has sharply accelerated at a European level, in view of the European Council’s approval this fall of a new version of the Stability and Growth Pact.

Assuming the foregoing develops according to the timing and methods contemplated, there will be two major consequences:
a)	The reform of public-sector accounting just recently introduced in Italy will now need to be substantially aligned in terms of timing and methods, with the brand new ‘European Budget Session’;

b)	This document (the ‘Public Finance Decision’) is thus substantially and politically already redundant. Not only because what had to be decided has already been decided (in July, with the budget package enacted through the related Decree-Law), but more importantly, because the new political and accounting documents required at a European level (the Stability Programme and the National Reform Programme) that need to be written and presented before year end, will immediately have the absolute priority and command the most attention. Consequently, the discussion of our economic policy will take place according to the new European system and not within the format of the ‘Public Finance Decision’.
Ministero dell’Economia e delle Finanze
III

2011-2013 Public Finance Decision
Outline Proposal
TABLE OF CONTENTS

1.	The Economy	3
1.1	The International Economic Situation
1.2	The Italian Economy
Box	Aggregate Debt and Gross National Debt

2.	Public Finance	18
2.1	Public Finance Overview
2.2	Summary of Revenue and Spending Measures (Decree-Law no. 78/2010)
Box	Reforming the Public Administration
Box	Structural balance
2.3	Public Debt
Box	Pension System: Medium-/Long-Term Trends
2.4	New National Reform Programme

ATTACHMENTS CONTEMPLATED BY LAW AND OTHER ATTACHMENTS
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Tables

Table 1.1	International macroeconomic data
Table 1.2	International prices
Table 1.3	Changes in forecasts for 2010
Table 1.4	Italy’s macroeconomic data
Table 1.5	Trend of prices for public and private services
Table 2.1	Changes in forecasts versus the Combined Report (RUEF)
Table 2.2	General government: expenditures and revenues
Table 2.2	General government: expenditures and revenues (% of GDP)
Table 2.2a	Central government economic bodies: expenditures and revenues
Table 2.2a	Central government economic bodies: expenditures and revenues (% of GDP)
Table 2.2b	Local government economic bodies: expenditures and revenues
Table 2.2b	Local government economic bodies: expenditures and revenues (% of GDP)
Table 2.2c	Social security funds: expenditures and revenues
Table 2.2c	Social security funds: expenditures and revenues (% of GDP)
Table 2.3	Net borrowing net of one-off measures and interest: breakdown by sub-sector
Table 2.4	Public sector: consolidated cash account
Table 2.4	Public sector: consolidated cash account (% of GDP)
Table 2.4a	Central government economic bodies: consolidated cash account
Table 2.4a	Central government economic bodies: consolidated cash account (% of GDP)
Table 2.4b	Local government economic bodies: consolidated cash account
Table 2.4b	Local government economic bodies: consolidated cash account (% of GDP)
Table 2.4c	Social security funds: consolidated cash account
Table 2.4c	Social security funds: consolidated cash account (% of GDP)
Table 2.5	State sector — cash balance
Table 2.6	Resources for development of underutilised areas and additional national funds
Table 2.7	State budget and net balance to be financed
Table 2.8	Effects of Decree-Law no. 78/2010 converted into Law no. 122/2010
Table 2.9	Breakdown of stabilisation measures by sub-sector
Table 2.10	Effects of Decree-Law no. 78/2010 converted into Law no. 122/2010 by sectors affected
Table 2.11	Public debt — breakdown by sub-sector

CHARTS

Chart 1.1	Export volumes by geographic area
Chart 1.2	Export volumes by economic sector (NACE II classification)
Chart 1.3	Real effective exchange rate: international comparison
Chart 1.4	Commodities — producer prices — consumer prices
Chart 2.1	Yield differentials on 10-year government securities for several leading European countries versus Germany (basis points)
Chart 2.2	Trend of government securities yield curve
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
1. THE ECONOMY
1.1 THE INTERNATIONAL ECONOMIC SITUATION
     The global economy continued to grow at a solid pace during the first two quarters of 2010: i) global production expanded respectively by 3.2 per cent and 2.0 per cent over the previous quarters, thereby surpassing the previous peak posted in March 2008; ii) world trade was up by 5.4 per cent and 3.4 per cent over the previous periods, respectively1. Inflation remained under control, partly as a result of the high level of unused productive capacity created during the crisis. Monetary policy ensured accommodating conditions.
     In the first two quarters of 2010, the U.S. economy grew respectively by 0.9 per cent and 0.4 per cent over the previous quarter. The greatest contribution to GDP growth in the first quarter came from inventory rebuilding (0.7 percentage points) and private consumption (0.3 percentage points) whereas the key components of growth in the second quarter were fixed investment (0.5 percentage points) and private consumption (0.3 percentage points). Although descending from the October 2009 peak of 10.1 per cent, unemployment is still high (9.6 per cent in August 2010), and presumably will remain so in the months to come. The situation can be partly explained by the low levels of activity in the U.S. property market, and partly by a higher saving rate on the part of American households (in July 2010 the net saving rate of households was 5.9 per cent of disposable income, or just below the long-term average). The Federal Reserve2 continued to support the financial and property markets by keeping the policy rate unchanged at 0.0-0.25 per cent, and by leaving open the option of adopting one or more of following actions, if necessary: i) purchase of additional long-term public securities3; ii) more explicit communication of central bank targets; and iii) reduction of the return on sums deposited with the Federal Reserve, so as to provide an incentive for banks to grant loans to non-financial companies.
     In the Euro Area, GDP in the second quarter of 2010 grew by 1.0 per cent over the previous quarter. The greatest contribution to growth came from private consumption (0.3 percentage points) and fixed investment (0.3 percentage points). The result was achieved after first-quarter GDP growth of 0.3 per cent over the previous quarter, with inventory rebuilding (0.8 percentage points) representing the key component. The Euro Area’s results in the second quarter were driven by the German economy’s outstanding performance, with its GDP rising by 2.2 per cent quarter on quarter. Performance was mixed from country to country within the Euro Area, both in

[1]	Source: CPB, Netherlands Bureau for Economic Policy Analysis, http://www.cpb.nl/eng/.

[2]	Ben S. Bernanke, Jackson Hole, 27 August 2010.

[3]	Considering not only Treasury bonds, but also bonds issued by government agencies and the agencies’ mortgage-backed securities (MBS), the Federal Reserve holds approximately $2.0 trillion of securities. At present, the Federal Reserve has interrupted a programme to purchase securities issued by government agencies and MBS, and has decided to invest the repayments on mortgage-related securities in Treasury bonds.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
terms of magnitude and the main determinants of growth. The labour market remains weak. In July, the unemployment rate was unchanged at 10.0 per cent, with significant differences between the countries in the area4. Consumer price inflation remains below the medium-/long-term trend, and stood at 1.6 per cent in August. Many European countries have announced fiscal-consolidation policies in order to ensure the sustainability of public debt, whereas the €500 billion financial stabilisation mechanism approved at European level5 has allowed for reinstating more orderly conditions in the financial markets. At its meeting on 2 September, the Governing Council of the European Central Bank left the reference rate unchanged at the historical low of 1.0 per cent. The Frankfurt-based institution also confirmed that it will continue to inject liquidity into the market through non-conventional transactions as long as it is necessary. Finally, after the USD/EUR exchange rate touched 1.51 on 3 December 2009, the euro depreciated against the U.S. currency through 8 June, when the exchange rate stood at 1.19. Since then, the euro has rebounded anew, bringing the rate to around 1.30.
     During the first quarter 2010, Japan’s GDP grew by 1.1 per cent over the previous quarter. The greatest contribution to growth was made by net exports (0.6 percentage points) and private consumption (0.3 percentage points). The quarter-on-quarter GDP growth in the second quarter experienced a slowdown (0.4 per cent), although net exports continued to make the biggest contribution (0.3 percentage points). The Japanese labour market remained weak in the first seven months of 2010, with the seasonally adjusted unemployment rate at 5.2 per cent in July. The easing of deflation that began in 2009 continued during the first months of 2010, with the inflation rate at -0.9 per cent in July (versus -2.5 per cent in October 2009). The Bank of Japan left the policy rate at 0.1 per cent and pursued a policy of stabilising the financial markets and facilitating the refinancing of businesses. The exchange rate of the yen against the dollar has continuously appreciated since touching 122.6 in June 2007, standing at 85.3 in August 2010.
     Emerging nations posted strong rates of growth in the first half of 2010. In the second quarter, China’s GDP rose by 10.3 per cent year on year (whereas the comparable rate for the first quarter was 11.9 per cent). India’s year-on-year GDP growth came to 8.8 per cent for the second quarter (and 8.6 per cent in the first quarter). Brazil and Russia posted year-on-year GDP growth of 8.8 per cent and 5.2 per cent, respectively, in the second quarter (and 9.0 per cent and 2.9 per cent, respectively, in the first quarter).

[4]	The figures ranged between 20.3 per cent for Spain and 3.8 per cent for Austria. The lowest level of unemployment for the Euro Area (7.2 per cent) was reached at the start of 2008.

[5]	Council of Finance Ministers (ECOFIN), Brussels, 9/10 May 2010.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     The positive figures for the first and second quarters of 2010 served as the basis for an upward revision of growth estimates for 2010 versus the forecast set out in the Combined Report on the Economy and Public Finance (RUEF 2010) with respect to growth of the global economy (now expected to grow by 4.4 per cent versus the 3.6 per cent indicated in May) and world trade (10.0 per cent versus 5.8 per cent). The overall growth of GDP for industrialised countries can be expected to range around 2.6 per cent for 2010. The growth estimate for the U.S. economy is pegged at 2.9 per cent, versus 1.7 per cent for the Euro Area and 2.7 per cent for Japan. The recovery is expected to gain momentum in 2011, a year in which global growth is projected to reach 4.0 per cent and international trade is expected to grow by 6.5 per cent. For 2011, GDP growth is projected to equal 2.5 per cent in the United States, 1.6 per cent in the Euro Area, and 2.0 per cent in Japan. For 2012 and 2013, the growth of the global economy is forecast to total 4.2 and 4.3 per cent, respectively, whereas international trade is set to rise by 7.0 per cent per year. Oil prices are projected to average around $75 per barrel for the 2011-2013 three-year period.
     The global economy is at risk of emerging too quickly from the exceptional fiscal- and monetary-policy measures adopted at an international level. Guaranteeing the stability of prices, public finance, and the financial markets while not suppressing the recovery will be the biggest challenge for the world’s economies in the next 2-3 years. Uncertainty also remains with regard to the permanent effects of the crisis on the rate of growth and level of potential GDP.
TABLE 1.1: INTERNATIONAL MACROECONOMIC DATA (% change)

	2009	2010	2011	2012	2013

GDP
Industrialised nations	-3.2	2.6	2.3	2.4	2.4
United States	-2.4	2.9	2.5	2.5	2.5
Japan	-5.2	2.7	2.0	1.8	1.7
EMU	-4.1	1.7	1.6	2.0	2.1
France	-2.6	1.6	1.8	1.9	2.1
Germany	-4.9	3.4	2.0	1.9	1.8
UK	-4.9	1.7	2.0	2.3	2.3
Spain	-3.6	-0.3	0.9	1.7	1.7
World, excluding EU	0.2	5.2	4.7	4.8	4.9
World	-0.8	4.4	4.0	4.2	4.3
World trade	-11.0	10.0	6.5	7.0	7.0

Source: Analysis using data compiled by OECD, European Commission, IMF.
TABLE 1.2: INTERNATIONAL PRICES (% change, unless indicated otherwise)

	2009	2010	2011	2012	2013

Oil FOB ($/barrel)	61.7	76.4	75.1	75.1	75.1
Non-energy commodities	-19.5	5.7	-0.1	0.0	0.0
Manufactured goods	-9.3	5.3	1.6	1.8	1.8

Note: prices expressed in US dollar.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
1.2 THE ITALIAN ECONOMY
     Domestic demand
     Economic growth in Italy is continuing to gain momentum, moving in line with the global economic recovery that began to take shape in late 2009. In the first quarter of the year, GDP growth came to 0.4 per cent with respect to the previous period. The growth accelerated in second quarter, reaching 0.5 per cent with respect to the preceding quarter. The recovery has been driven by net foreign demand and fixed-capital accumulation, which typically tend to lead the other growth components when Italy is coming out of a crisis.
     In the second quarter, net foreign demand accounted for 0.6 percentage points of quarter-on-quarter GDP growth. Exports have been driven by the recovery of world trade and the depreciation of the euro. Imports rose to a more limited extent. In terms of the components of domestic demand, fixed investment made the most significant contribution (0.2 percentage points). On a quarter-on-quarter basis, investment in machinery was up by 3.9 per cent, followed by investment in transport equipment which rose by 2.6 per cent. By contrast, construction investment has continued to shrink. Household consumption has been stationary and marked by growth of demand for semi-durable and non-durable goods (growing by 3.8 per cent and 0.2 per cent, respectively, quarter on quarter) and services (0.4 per cent) and by a contraction in demand for durable goods (-6.8 per cent). After the strong inventory building seen in the final quarter of 2009 and the first quarter of 2010, the contribution of inventories was negative in the second quarter (-0.5 percentage points).
     In terms of prices, the GDP deflator was up by 0.9 per cent year on year; the consumption deflator increased by 1.5 per cent, reflecting the upward pressure on the prices of imported goods and services. The export deflator continued to rise.
     The latest indicators confirm the improvement of conditions for businesses (particularly manufacturing businesses) as supported by the recovery of exports, industrial production, orders, revenues and confidence. Industrial production experienced a rapid expansion in the second quarter (2.0 per cent quarter on quarter and 7.7 per cent year on year), with the pace of growth easing in July (0.1 per cent month on month and 4.8 per cent year on year). The confidence of manufacturing businesses improved further in July and August, providing positive indications about the performance of industrial production in the months ahead.
     Even so, the summer months produced some signs of a deceleration in international trade and weaker growth in some areas (including the U.S.), and this could translate into a slight and temporary moderation of growth in Italy as well, starting in the fourth quarter of 2010.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     As a result of the aforementioned factors when considered as a whole, the estimates for the Italian economy have been revised with respect to those included in the RUEF 2010 (published in May), with the GDP growth figure increased to 1.2 per cent for 2010 (+0.2 percentage points), and reduced to 1.3 per cent for 2011 (-0.2 percentage points). For the 2012-2013 period, GDP growth is now pegged at 2.0 per cent per year, thereby reducing part of an output gap that is still large.
TABLE 1.3: CHANGES IN FORECASTS FOR 2010

	RUEF 2010	DFP 2011-2013

Real GDP growth rate	1.0	1.2
Inflation rate (1)	1.4	1.6
Employment growth rate (full-time equivalents)	-0.4	-1.5
Unemployment rate (% of the workforce)	8.7	8.7
Employment rate (specific rate for 15-64 age group)	57.0	57.1

(1)	Private consumption deflator.
     In comparison with the figures contained in the RUEF, machinery investment should be more dynamic in 2010, partly due to the positive impact of tax breaks and the strong growth of exports resulting from the revival of world trade. The trend of machinery investment should remain strong in 2011 as well, growing in the two-year period thereafter by an average of more than 3.0 per cent.
     Although bank credit to non-financial firms has for some months been falling year on year, loans with maturities of more than five years — the segment most important for investment — have continued to grow, albeit at a slower pace than in the period preceding the crisis. In July, such loans were some 5.6 per cent higher year on year.
     Construction investment was adversely affected in the first half by the sluggishness of the sector. Still, according to the most recent data available, housing prices have tended to stabilise6, with some signs of improvement coming from both the demand and supply sides. In the first quarter of 2010, property sales were once again on the rise year on year (+3.4 per cent)7, with a more robust increase for the residential segment (+4.2 per cent). In the second quarter, the production of construction was once again growing on a quarterly basis (+2.5 per cent) after six quarters of contraction. Taking into account the length of the sector’s cycle, construction investment is expected to shrink again in 2010 and should continue to be weak in 2011. During the two-year period thereafter, the average increase is projected to equal 1.4 per cent. The sector’s prospects are more limited than the scenario set out in the RUEF.
     The trend of household consumption for 2010 is somewhat weaker than projected in the estimates published in May, with the slower momentum due to the trend of disposable income. The indicators about retail sales and consumer confidence suggest household consumption will continue to be marked by some weakness, even though confidence in September rebounded to the April levels. The recovery of consumption should be gradual in 2011 and grow stronger in the two years thereafter.

[6]	Source: OECD.

[7]	Data from the Agenzia del Territorio.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     Taking into account the trend of commercial trade during the first half of the year, net demand from abroad should make a positive contribution to GDP growth in 2010. The deficit in the current account of the balance of payments should amount to around 3.6 per cent of GDP, thus slightly deteriorating compared with the result for 2009. Inventories should make a positive contribution to growth following two consecutive years in which stocks were decreased.
     The labour market is likely to remain weak. The reliance of businesses on wage-supplementation schemes (Cassa Integrazione Guadagni (CIG)) continued to be significant: some 826 million hours were authorised from January to August, and included around 250 million hours of the ordinary scheme, 352 million of the extraordinary scheme and 225 million of the exceptional scheme (in deroga). However, the ratio of hours used with respect to those authorised is lower than in the preceding two years (about 50 per cent in the January-April period).
     In the second quarter, employment as measured in full-time equivalent (FTE) units (net of employees on CIG) continued to fall with respect to the previous quarter (-0.4 per cent) due to the decrease in employees (-0.7 per cent). Self-employed instead grew by 0.4 per cent. The strongest impact has been in the industrial sector, excluding construction (-1.6 per cent of FTEs). Employment as measured by FTEs is expected to fall by 1.5 per cent in 2010. The unemployment rate is projected to stand at 8.7 per cent in both 2010 and 2011, and then gradually decline toward a level of 8.4 per cent by 2013.
     In 2010, compensation per employee is forecast to rise by 3.0 per cent. The contracts in effect at the end of July account for roughly 61 per cent of total labour contracts. Through such date, some 18.3 per cent of the contracts had been renewed. Given productivity gains, unit labour costs should rise only by 0.3 per cent, whereas in the industrial sector, excluding construction, such costs are expected to fall due to higher exposure to international competition. From 2011, the growth of unit labour costs is forecast to be limited. The trend of the GDP deflator is projected to be modest in 2010, and reflect slight growth (less than 2.0 per cent) in the years thereafter. The consumption deflator will likely increase by 1.6 per cent in 2010 and an average of 1.9 percent in the 2011-2013 three-year period.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 1.4: ITALY’S MACROECONOMIC DATA (% change, unless indicated otherwise)

	2009	2010	2011	2012	2013

EXTERNAL VARIABLES
International trade	-11.0	10.0	6.5	7.0	7.0
Price of oil (Brent FOB $/barrel)	61.7	76.4	75.1	75.1	75.1
USD/EUR exchange rate	1.393	1.303	1.276	1.276	1.276

ITALY MACRO (VOLUMES)
GDP	-5.0	1.2	1.3	2.0	2.0
Imports	-14.5	5.9	3.4	3.7	3.7
Final domestic consumption	-1.2	0.4	0.6	1.4	1.6
- Expenditure of resident households	-1.8	0.5	0.8	1.7	1.8
- General government & NPISH expenditure	0.6	0.3	-0.1	0.5	1.0
Gross fixed investment	-12.1	2.2	2.5	2.6	2.3
- Machinery, equipment and other	-16.6	7.5	4.1	3.9	3.0
- Construction	-7.9	-2.5	0.8	1.2	1.5
Exports	-19.1	7.1	4.8	4.8	4.6
Memo item: Current balance of balance of payments as % of GDP	-3.2	-3.6	-3.2	-2.9	-2.6

CONTRIBUTIONS TO GDP GROWTH (*)
Net exports	-1.2	0.2	0.3	0.2	0.2
Inventories	-0.3	0.3	0.0	0.0	0.0
Domestic demand, net of inventories	-3.5	0.8	0.9	1.7	1.8

PRICES
Import deflator	-6.1	7.5	2.0	1.6	1.5
Export deflator	-0.4	4.4	2.9	2.2	1.9
GDP deflator	2.1	1.0	1.8	1.9	1.9
Nominal GDP	-3.0	2.2	3.1	3.9	3.9
Consumption deflator	-0.2	1.6	1.8	1.9	1.9
Inflation (planned)	0.7	1.5	1.5	1.5	1.5
HICP, net of imported energy products (**)	1.5	1.3	2.0	1.8	1.7

LABOUR
Labour costs	2.1	3.0	1.5	1.6	1.6
Productivity (measured as % of GDP)	-2.5	2.7	0.6	1.1	1.0
Unit labour costs (measured as % of GDP)	4.7	0.3	0.9	0.5	0.6
Employment (FTE)	-2.6	-1.5	0.7	0.8	1.0
Unemployment rate	7.8	8.7	8.7	8.6	8.4
Employment rate (15-64 year age bracket)	57.5	57.1	57.3	57.9	58.6

Memo item: Nominal GDP (in € mn)	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

(*)	Inaccuracies, if any, are due to rounding.

(**)	Source: ISAE.

Note:	Macroeconomic projections have been made on the basis of data available as of 10 September 2010. Assumptions about the price of oil and the USD/EUR exchange rate are based on the average trading data for the ten business days ending 8 September 2010. GDP and components in volume (chained prices, base year 2000) have not been adjusted for business days.
     Foreign trade
     Thanks to the revival of world trade and the depreciation of the euro, Italy’s trade flows showed clear signs of recovery in the first seven months of 2010.
     The trade balance was overall negative by roughly €12.5 billion, increasing by some €11.2 billion over the deficit for the same period of the prior year (€1.3 billion). The change was caused by a relatively more dynamic increase in imports (18.9 per cent) compared with exports (12.5 per cent). From a geographical standpoint, the imports from non-EU countries grew at a higher rate than the growth of imports from EU nations (23.2 per cent and 15.6 per cent, respectively).
     The balance with non-EU countries was a deficit of approximately €10.4 billion, rising by €7.5 billion over the deficit for the first half of 2009 (roughly €2.9 billion). The deficit with EU countries was a more limited €2.1 billion (versus a surplus of €1.6 billion for the first seven months of the preceding year).
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     Net of energy products (oil and natural gas), the trade balance was a surplus of €17.2 billion (€22.7 billion for the first seven months of 2009)8.
     The sectors having the highest trade balance for the first seven months of 2010 were: machinery, textile-apparel and leather goods, rubber articles, plastic materials and products from other manufacturing activities (furniture). The manufacturing sector’s exports rose by 13.1 per cent in value compared with the first seven months of the preceding year; the least dynamic sectors were metals and transportation equipment.
     As in the case of imports, exports for the first seven months of 2010 were higher to non-EU countries9. The highest rates of growth of imports were seen with respect to the OPEC and DAE countries10 (32.7 per cent and 27.3 per cent, respectively), whereas the imports from EU countries mostly came from Austria (23.9 per cent), Spain (23.5 per cent) and to a more limited extent, France (15.0 per cent) and Germany (14.8 per cent). Exports rose mainly with regard to the MERCOSUR (53.0 per cent), Turkey (48.8 per cent) and China (26.9 per cent). With reference to the main European trading partners, Italy’s exports to Germany and France were up by 14.1 per cent and 12.4 per cent, respectively, whereas the momentum was stronger with respect to exports directed to Spain (18.7 per cent) and the UK (14.2 per cent).
     In volume terms, the year-on-year growth of total imports and exports was 9.8 per cent and 7.7 per cent, respectively. Exports11 increased the most with respect to two BRIC countries (Brazil and India, respectively, 55.8 per cent and 30.2 per cent). The only decline was that registered with the OPEC nations (-7.6 per cent). With regard to the main European countries (Germany, France, UK and Spain), the growth of exports was highest with respect to the UK (13.2 per cent). The increases in exports to Germany and France amounted to 11.4 per cent and 10.0 per cent, respectively. All productive sectors recorded growth in the volume of exports during the same period.
     During the first seven months of 2010, Italy’s imports increased at a rate almost on par with the increase for the EU as a whole, whereas the growth of Italy’s exports was lower. The EU’s imports and exports rose by 20.0 per cent and 21.0 per cent, respectively. The trade balance was a deficit of €78.7 billion, an increase of €12.0 billion over the €66.7 billion deficit for the same period in 2009.

[8]	According to the data available for the period January-June of 2010, total imports of energy goods (oil and natural gas) amounted to €25.6 billion, an increase of €4.9 billion over the same period of 2009. Such imports come largely from non-EU countries (€23.5 billion versus €19.1 billion for the first six months of 2009) and to a limited extent, from the EU countries (€2.1 billion versus €1.6 billion for the same period of 2009).

[9]	Preliminary estimates of trade flows with non-EU countries for the first eight months of the year show that the year-on-year growth of exports continued (15.6 per cent), albeit at a lower rate than the growth of imports (25.3 per cent).

[10]	DAE (Dynamic Asian Economies) includes: Thailand, Malaysia, Singapore, South Korea, Taiwan and Hong Kong.

[11]	The data for exports in volume by geographic area and by sector refer to the January-June 2010 period.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     According to the latest data, Italy’s market share of world exports at current prices is expected to have dropped slightly. The quota was almost stable for the 2008-2009 period (3.3 per cent in 2009 versus 3.4 per cent in 2008). Among the major European economies, Germany and France maintained their market share of around 9.0 per cent and 4.0 per cent, respectively, for the 2008-2009 period12. Turning to non-EU markets (United States, Japan, China and Russia), China witnessed a 1.3 percentage point gain in its share of the export market in 2009 (which stood at 10.2 per cent versus 8.9 per cent for 2008)13.

[12]	The constant market-share analysis carried out by the National Institute for Foreign Trade (ICE) of the four largest European countries (Italy, Germany, France and UK) with respect to world imports has shown that only Germany increased its market share during the 2000-2009 period. For the other countries, the competitiveness effect exercised the greatest impact on the reduction of market share. In Italy’s case, the specialisation in goods and services for sectors with lower global demand has a penalising effect, whereas the effect of geographic specialisation was positive (ICE, ‘Italy in the international economy’, Report ICE 2009-2010).

[13]	According to the latest data, as of January 2010, Italy’s market share was down by 0.3 percentage points (standing at 2.7 per cent versus 3.0 per cent for January 2009). This situation appears nonetheless to be common to the main Euro area countries (Germany, France, UK and Spain), but more accentuated for Germany whose share fell by 0.9 percentage points (8.7 per cent versus 9.6 per cent for January 2009). Spain, instead, kept its share stable (1.6 per cent), (ICE — Ministry for Economic Development, ‘Foreign Trade, Update, Year 17, n. 2/2010).
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     Prices
     During the first eight months of the year, the year-on-year trend of consumer prices (NIC, the main domestic index) continued to rise as it had in the second half of 2009, with a rate of growth that reached 1.6 per cent in August, compared to 1.0 per cent in December 2009. Besides reflecting the statistical effect of a comparison with the first half of 2009, when inflation was at historically low levels, the increased rate of growth is mainly the result of higher energy prices.
     The USD-based commodity index computed by Confindustria (the main association of firms in industry and services sectors) for the first half of 2010 rose by 42 per cent; combustible fuels had a pronounced impact (+51.3 per cent in the first six months of 2010) whereas the other components experienced a much more modest increase. The appreciation of the dollar against the euro contributed to inflating such increase.
     As a result of the price movements of basic inputs since February, the producer price index for goods sold on the domestic market moved back into positive territory, with the year-on-year change for the month of July standing at 4.1 per cent. The energy segment was the most dynamic among the components (+13 per cent), even though the trend was easing. Solid growth was also seen in the prices of intermediate goods (4.8 per cent), whereas prices for final consumer goods reflected the weakness of domestic demand and thus rose only by 0.6 per cent.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     Excluding the more volatile components (fresh foods and energy), the core component of the NIC stabilised at around 1.5 per cent during the first eight months of the year, representing a slight increase compared to 1.3 per cent in December 2009. The change is partly the result of higher utility rates (drinking water and waste disposal) and higher prices for maritime and air transport services (in part linked to seasonality as well as the trend in fuel prices). The trend of prices for services was more dynamic than that for goods (+2.1 per cent and +1.3 per cent, respectively), and the trend for private services was significantly influenced by price movements in deregulated sectors.
TABLE 1.5: TREND OF PRICES FOR PUBLIC AND PRIVATE SERVICES

					2010
	2006	2007	2008	2009	(aug)

SERVICES	2.2	2.2	3.0	1.9	1.9
TARIFFS	4.5	2.6	4.9	1.3	1.9
Incl: Tariffs set by Government	-1.4	-2.3	2.0	1.9	4.3
Tariffs set by regulatory authority	7.3	1.2	7.4	-1.1	-0.9
Tariffs set by local Authorities	3.4	4.8	3.5	3.7	3.6
PRIVATE SERVICES	2.8	2.5	3.6	1.8	2.3
DEREGULATED GOODS AND SERVICES	2.9	2.1	5.9	-3.7	3.4
Incl: Oil market	6.1	0.6	10.7	-14.3	8.3
Insurance on transport vehicles	2.3	1.5	2.5	2.9	7.4
CONSUMER PRICES — NATIONAL CONSUMER PRICE INDEX	2.1	1.8	3.3	0.8	1.6

     A comparison with the Euro Area shows that the measured growth differential of the Harmonised Index of Consumer Prices (HICP) was basically cancelled out starting in March. Despite a slight rise in August (which is partly due to differences in the seasonality phenomena within European countries), the average differential in the first eight months of 2010 was 0.1 percentage points, which is well below the average of 0.5 percentage points in 2009. The contraction of the differential is attributable to a more limited increase in energy and food prices in Italy vis-à-vis the average in the Euro Area, due to the effect of timing differences in the case of Italy’s prices. The differential for the core index is instead still high (0.6 percentage points during the first eight months of the year), and this is due to the effects of the furniture segment (where the differential is very large) and recreational services (whose differential is falling). The differential with respect to healthcare services is also levelling off, although the trend of prices in Italy is still stronger than that for the Euro area. When considering economic destination, the differential of non-energy industrial goods is substantially stable at high levels (0.7 percentage points), with the differential in the case of durable goods positioned at 1.7 percentage points.
     Considering that the dollar’s appreciation against the euro and the risks of a slowdown in global growth are factors exerting downward pressure on commodity prices, it is estimated that inflation for 2010 will average around 1.6 per cent as defined by the level of the NIC and 1.5 per cent in terms of the HICP.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
AGGREGATE DEBT AND GROSS NATIONAL DEBT
This box updates to 200914 the aggregate debt (as a percentage of GDP) of the main European countries15 in comparison with the figures included in the Combined Report (RUEF 2010). Aggregate debt is inclusive of the debt of the general government16 and the debt of the private sector17. A broader definition of debt, namely Gross National Debt, has also been developed and is inclusive of the debt of financial companies. According to both definitions, Italy is positioned as one of the least indebted countries, despite the high debt of the general government. Analysis of the various institutional sectors allows a more accurate evaluation of the capacity of a country to maintain conditions of financial sustainability. The risks of insolvency of the financial services industry that emerged during the economic and financial crisis, and the uncertainty of the markets due to budget difficulties in certain countries within the Euro Area, have demonstrated the limits of analyses focused solely on the public sector. Promoting a more accurate evaluation of the conditions of the overall financial sustainability of the countries appears appropriate also within the current framework of revision of the rules for the governance of Europe — a process that has also highlighted the evaluation of macroeconomic imbalances. The prudent orientation of Italy’s fiscal policy and the tendency toward a limited debt stock in the private sector (and in households in particular) are factors that have allowed Italy to keep its overall debt at a level below the average for the countries examined. The analysis based on the concept of aggregate debt (excluding financial firms) in 2009 ranked the following nations as those with the highest debt (as a percentage of GDP): Ireland, Portugal, Belgium, Denmark and the UK. It is the private sector that accounts for the highest percentage of debt, particularly in Ireland. Italy, with aggregate debt equal to 240.8 per cent of GDP, is situated below the average, and with Greece, is the country in which private-sector debt is at the lowest level. Instead, the public debt is at a comparatively high level in Italy, Greece and Belgium. Within the private sector, Italian households were the least indebted in 2009 (42.2 per cent), followed by Greek and Belgian households. Instead, households in Denmark and Ireland had the most debt exposure. The non-financial companies with the lowest levels of indebtedness are found in Greece, Germany and Italy, while the most indebted companies are found in Ireland and Portugal. The gross national debt (GND) includes aggregate debt along with the debt of financial companies, and is presented as a percentage of GDP. The GND has a wider range of fluctuation than the aggregate debt. The countries whose financial companies had above-average debt levels in 2009 were Ireland, the Netherlands, Denmark and the UK, while debt levels of financial companies in Greece, Belgium, Germany, Italy, Portugal and Sweden were below the average. Overall, the GND is the highest in Ireland (952.1 per cent of GDP), with a ratio that is twice the average. Following Ireland, but well below it, are the Netherlands, Denmark and the UK. The lowest values are reported by Greece, Germany, Finland, Italy and Belgium.

[14]	Taking into account the final data available. The data were sourced from Eurostat (http://epp.euroostat.ec.europa.eu/portal/page/portal/statistics). The final 2009 data for Italy were sourced from the Bank of Italy.

[15]	EU-15 excluding Luxembourg.

[16]	Consolidated data were used for the public sector. The definition of debt corresponds to the one used for the excessive deficit procedure.

[17]	Non-consolidated data were used for the private sector (households, non-profit entities, non-financial companies). The debt for the private sector includes loans and securities, excluding shares. Securities other than shares were not included in the case of German households and non-profit entities as such data were not available.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Aggregate Debt and Its Components (in % GDP)

	Aggregate Debt				Private Sector**				Public Sector

	1995	2007	2008	2009*	1995	2007	2008	2009*	1995	2007	2008	2009*

Austria	171.1	194.9	199.1	203.0	102.8	135.4	136.5	136.5	68.3	59.5	62.6	66.5
Belgium	248.0	289.6	307.8	313.7	117.6	205.4	218.0	217.0	130.4	84.2	89.8	96.7
Denmark	216.6	252.5	273.9	292.1	144.0	225.1	239.7	250.5	72.6	27.4	34.2	41.6
Finland	164.8	185.3	203.8	224.2	108.2	150.1	169.6	180.2	56.6	35.2	34.2	44.0
France	160.9	210.2	222.8	232.9	105.4	146.4	155.3	155.3	55.5	63.8	67.5	77.6
Germany	168.5	197.0	196.8	207.0	112.86	132.00	130.76	133.8	55.60	65.00	66.00	73.2
Greece	134.4	202.0	216.2	236.8	37.4	106.3	117.0	121.7	97.0	95.7	99.2	115.1
Ireland	nd	236.4	319.1	381.3	nd	211.4	275.2	317.3	82.1	25.0	43.9	64.0
Italy	193.3	218.0	226.0	240.8	71.8	114.5	119.9	125.0	121.5	103.5	106.1	115.8
Netherlands	221.4	256.1	269.0	271.7	145.3	210.6	210.8	210.8	76.1	45.5	58.2	60.9
Portugal	147.1	301.3	319.8	344.5	86.1	237.7	253.5	267.7	61.0	63.6	66.3	76.8
United Kingdom	179.5	254.0	266.5	287.3	128.3	209.3	214.5	219.2	51.2	44.7	52.0	68.1
Spain	140.4	250.2	259.8	273.3	77.1	214.0	220.1	220.1	63.3	36.2	39.7	53.2
Sweden	228.0	241.6	261.0	268.4	155.8	200.8	222.7	226.1	72.2	40.8	38.3	42.3

AVERAGE	249.4	234.9	253.0	269.8	107.1	178.5	191.7	198.7	76.0	56.4	61.3	71.1

Source: Eurostat, Bank of Italy.

*	The final data for 2009 are reported in bold print; if final data were not available, the data for 2008 were assumed.

**	The private sector includes the debt of households, non-profit entities and non-financial companies.
In 2009, taking into account the revision of Italy’s public debt to 115.9 per cent of GDP (cp. Table 2.11), the aggregate debt would stand at 240.9 per cent of GDP.
Gross National Debt and Its Components (% of GDP)

	Gross National Debt				Private Sector**				Public Sector

	1995	2007	2008	2009*	1995	2007	2008	2009*	1995	2007	2008	2009*

Austria	217.9	297.1	315.7	319.6	149.6	237.6	253.1	253.1	68.3	59.5	62.6	66.5
Belgium	301.8	334.3	371.2	394.1	171.4	250.1	281.4	297.4	130.4	84.2	89.8	96.7
Denmark	322.0	457.4	511.0	547.0	249.4	430.0	476.8	505.4	72.6	27.4	34.2	41.6
Finland	227.2	255.5	307.8	330.1	170.6	220.3	273.6	286.1	56.6	35.2	34.2	44.0
France	217.2	315.3	341.7	351.7	161.7	251.5	274.2	274.1	55.5	63.8	67.5	77.6
Germany	216.2	273.7	277.1	290.2	160.59	208.71	211.05	217.0	55.60	65.00	66.00	73.2
Greece	144.2	209.9	226.1	246.0	47.2	114.2	126.9	130.9	97.0	95.7	99.2	115.1
Ireland	nd	733.1	831.5	952.1	nd	708.1	787.6	888.1	82.1	25.0	43.9	64.0
Italy	221.1	304.0	319.9	336.9	99.6	200.5	213.8	221.1	121.5	103.5	106.1	115.8
Netherlands	363.4	634.2	674.6	677.3	287.3	588.7	616.4	616.4	76.1	45.5	58.2	60.9
Portugal	169.0	368.8	402.1	450.1	108.0	305.2	335.8	373.3	61.0	63.6	66.3	76.8
United Kingdom	261.1	476.0	506.2	530.7	209.9	431.3	454.2	462.6	51.2	44.7	52.0	68.1
Spain	148.9	346.5	357.7	371.2	85.6	310.3	318.0	318.0	63.3	36.2	39.7	53.2
Sweden	299.2	342.0	388.4	402.9	227.0	301.2	350.1	360.6	72.2	40.8	38.3	42.3

AVERAGE	239.2	382.0	416.5	442.9	163.7	325.5	355.2	371.7	76.0	56.4	61.3	71.1

Source: Eurostat, Bank of Italy.

*	The final data for 2009 are reported in bold print; if final data were not available, the data for 2008 were assumed.

**	The private sector includes the debt of households, non-profit entities, non-financial companies and financial companies.
In 2009, taking into account the revision of Italy’s public debt to 115.9 per cent of GDP (cp. Table 2.11), the gross national debt would stand at 337.0 per cent of GDP.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Components of Private-Sector Debt (% of GDP)

	Households				Non-financial firms				Financial firms

	1995	2007	2008	2009*	1995	2007	2008	2009*	1995	2007	2008	2009*

Austria	42.2	53.4	52.3	52.3	60.6	82.0	84.2	84.2	46.8	102.2	116.6	116.6
Belgium	36.6	46.9	49.4	54.0	81.0	158.5	168.6	163.1	53.9	44.8	63.4	80.4
Denmark	82.2	129.4	134.7	147.0	61.9	95.7	105.0	103.5	105.4	204.9	237.1	254.9
Finland	35.6	52.7	55.1	62.4	72.7	97.4	114.5	117.8	62.4	70.1	103.9	105.9
France	35.4	48.6	50.7	50.7	70.0	97.8	104.6	104.6	56.3	105.1	118.8	118.8
Germany	61.6	63.3	60.9	63.1	51.31	68.71	69.83	70.7	47.7	76.7	80.3	83.2
Greece	5.8	47.5	50.6	52.1	31.5	58.9	66.4	69.6	9.8	7.9	9.8	9.2
Ireland	nd	98.7	109.4	117.9	nd	112.7	165.8	199.3	nd	496.7	512.4	570.9
Italy	18.2	39.0	39.3	42.2	53.7	75.4	80.5	82.8	27.8	86.1	93.9	96.1
Netherlands	59.1	118.5	119.8	119.8	86.2	92.0	91.0	91.0	142.0	378.2	405.6	405.6
Portugal	26.9	93.5	95.6	99.2	59.2	144.2	157.9	168.4	21.9	67.5	82.3	105.6
United Kingdom	65.9	100.5	100.1	103.2	62.4	108.8	114.4	116.0	81.6	222.0	239.7	243.4
Spain	31.5	83.4	84.0	84.0	45.7	130.6	136.1	136.1	8.4	96.2	97.9	97.9
Sweden	45.9	69.0	72.6	78.7	109.9	131.9	150.1	147.4	71.2	100.3	127.4	134.5

AVERAGE	42.1	74.6	76.8	80.5	65.1	103.9	114.9	118.2	56.6	147.0	163.5	173.1

Source: Eurostat, Bank of Italy.

*	The final data for 2009 are reported in bold print; if final data were not available, the data for 2008 were assumed.
Note: The debt of households, non-profit entities, financial companies and non-financial companies includes loans and securities, excluding shares.
Components of Private-Sector Debt (% of GDP)
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
2. PUBLIC FINANCE
2.1 PUBLIC FINANCE FRAMEWORK
     The new accounting/public-finance law1 has outlined a new process for defining public-finance targets, the distribution of such targets among the sub-sectors of general government (central government economic bodies, local government economic bodies, and social security funds), and the measures necessary for achieving the targets.
     The recent financial crisis and the consequent commitments undertaken at a European level for the present year have made it necessary to anticipate the adoption of measures aimed at the achievement of the public-finance objectives indicated in the Stability Programme with regard to financial stabilisation and economic competitiveness. Employing the same approach it has used since it came to power, the Government again this year approved a budget package prior to the summer, providing for revenue and spending measures to correct the public accounts for the 2011-2013 period2.
     It is useful to note that the forecasts herein have taken into full account the required contribution of local entities to the containment measures, even though the initiatives to be implemented to achieve the expected savings have not yet been defined.
     Overall, the measures adopted will make it possible to meet the programmed targets outlined in the Stability Programme and confirmed in the Combined Report on the Economy and Public Finance (RUEF 2010). Except for the definition of the proposed legislation backing the budget (‘disegni di legge collegati’) for the previous years, there are no new provisions attached or ‘collegati’.
     This document updates the general government account for the 2010-2013 period on the basis of a revised macroeconomic scenario and the effects of the revenue and spending measures that were approved before the summer to adjust the public accounts. The update also takes into account indications that have emerged through the monitoring of the trend of economic aggregates.
     The new forecasts entail a trend in the level of net borrowing that is in line with that planned and agreed at a European level and included in the latest Stability Programme presented by Italy in January 2010. Compared with the trend estimates contained in the RUEF, the new forecasts present an increase in the primary surplus equal to 0.1, 0.6 and 1.3 percentage points of GDP, respectively, for the years of 2010, 2011 and 2012, mainly due to the impact of the corrective measures. The comparison with the forecasts indicated in the RUEF (and thus inclusive of the effects of the corrective measures approved after the presentation of the RUEF) shows a slight deterioration of 0.2 percentage points of GDP for both 2011 and 2012. The divergence is due both to a different macroeconomic backdrop and to the revision of the mix of 2010 tax revenues as a result of monitoring activity. Although essentially confirming the forecast for 2010, the change in the mix of 2010 tax revenues, given constant growth assumptions, results in a reduction in tax revenue because of the different elasticity of its components,

[1]	Law no. 196/2009.

[2]	Decree-Law no. 78/2010, converted into Law no. 122/2010.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     After hitting a peak of 43.2 per cent of GDP in 2009, the tax burden is projected to decline steadily to reach 42.4 per cent of GDP by the end of 2013 (roughly 0.8 percentage points of the peak rate in 2009 came from (i) the substitute tax on capital gains derived from the realignment of book values to IAS principles and (ii) revenues sourced from the third ‘tax shield’ programme).
     Total expenditures as a percentage of GDP, net of interest, show a significant decrease of 4 percentage points of GDP, going from 47.8 per cent in 2009 to 43.8 per cent in 2013; expenditure for interest is instead essentially stable over the same period, amounting to around 4.7-4.8 per cent of GDP.
     Total expenditure for the 2010-2013 period has a cumulative growth rate of 5.3 per cent; net of interest, the growth rate falls to 3.7 per cent. If the 2011-2013 period is considered instead, the rate of growth of expenditure comes to 4.2 per cent, and falls to 3.0 per cent, net of interest. With such growth rates below the projected GDP growth rate (+11.3 per cent in nominal terms), the aggregate expenditure, net of interest, declines by the equivalent of 3.5 percentage points of GDP, going from 47.3 per cent in 2010 to 43.8 per cent of GDP in 2013.
     Capital expenditure is also expected to decrease in relation to GDP over the same period by a total of 1.3 percentage points of GDP. The decrease is much smaller than the 2.7 percentage points of GDP estimated for current expenditures, net of interest, partly due to the effect of policies aimed at the requalification of public expenditure.
     Total revenues decrease as a percentage of GDP, going from 47.2 per cent in 2009 to 46.4 per cent in 2013, for the effect of a reduction in social contributions equal to 0.5 percentage points of GDP (from 14.1 per cent to 13.6 per cent) and a reduction of tax revenues equal to 0.3 percentage points of GDP (from 29.1 per cent to 28.8 per cent).
     With reference to tax revenues, including those in the capital account, the reduction of 0.3 points of GDP during the period is due to the inclusion of 2009 one-off revenues equivalent to 0.8 percentage points of GDP (which, as previously indicated, came from the third tax shield programme and from substitute taxes on capital gains as a result of the realignment of book values to IAS principles); net of those revenues, tax revenues show growth equal to 0.5 points of GDP, mainly correlated to an increase in the amounts expected from the implementation of recently enacted regulations to fight tax and social security evasion3.
     The reduction contemplated in the case of social contributions is mostly due to regulations to hold down the expenditure for employee compensation in the public sector, whose weight against GDP falls by roughly 1.2 percentage points due to the containment measures adopted in previous years and whose effects have become more pronounced during the current year.

[3]	Decree-Law no. 78/2010 converted into Law no. 122/2010.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     Other non-tax revenues remain virtually stable in relation to GDP, hovering around 4 per cent.
     Altogether, the most significant changes between the forecasts contained in the RUEF 2010, as supplemented by the effects of the corrective measures adopted4, and the forecast contained in this Public Finance Decision concern:
–	the expenditure for interest which falls significantly given a more favourable interest-rate scenario with respect to those projected with the RUEF; in 2012, the last year in which it is possible to make a comparison between the two sets of forecasts, the projected expenditure goes from 5.2 to 4.8 per cent of GDP;

–	other current expenditures whose increase is due mostly to higher tax credits for the scrapping of automotive vehicles as seen in 2010 through monthly monitoring and as conservatively projected, albeit for lesser amounts, for the subsequent years;

–	expenditures for employee compensation, whose reduction is attributable to the monitoring results, which show more limited growth than that assumed at the time of the preparation of the RUEF 2010;

–	tax revenues, whose reduction is essentially due to the different macroeconomic framework of reference and the results of monthly monitoring;

–	social contributions, whose negative trend is detected (similar to that in the case of tax revenues) by monthly monitoring and by a change in the trend of the underlying taxable income base;

–	other non-tax revenues, whose positive change is due to the recognition within the public accounts of higher revenues from dividends and income, gaming concessions, and interest income on loans granted, a good part of which can be projected out to subsequent years.

[4]	It is noted that such changes do not emerge in the comparison with the data in Table 2.1 since the latter do not include the effects of Decree-Law 78/2010 enacted after the presentation of the RUEF.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.1: GENERAL GOVERNMENT ACCOUNT — CHANGES IN FORECASTS VS RUEF

	2009	2010			2011			2012
	Actual	RUEF	DFP	Diff.	RUEF	DFP	Diff.	RUEF	DFP	Diff.

EXPENDITURES
Employee compensation	171,578	175,524	174,964	-560	176,013	173,893	-2,120	177,459	174,102	-3,357
Gross wages	121,605	123,934	123,609	-325	123,622	122,166	-1,456	124,188	122,205	-1.983
Employer social security contributions	49,973	51,590	51,355	-235	52,391	51,728	-663	53,271	51,898	-1.373
Intermediate consumption	137,199	138,855	139,528	673	140,313	138,960	-1,353	144,437	141,605	-2,832
Social security benefits	291,335	298,030	298,130	100	306,330	305,600	-730	315,990	313,130	-2,860
Pensions	232,323	238,670	238,270	-400	247,040	246,280	-760	255,300	252,398	-2.902
Other social security benefits	59,012	59,360	59,860	500	59,290	59,320	30	60,690	60,732	42
Other current expenditures, net of interest	61,684	62,379	63,523	1,144	61,815	60,716	-1,099	61,395	59,940	-1,455
Total current expenditures, net of interest	661,796	674,788	676,145	1,357	684,471	679,169	-5,302	699,281	688,777	-10,504
(% of GDP)	43.5	43.4	43.5	0.1	42.6	42.4	-0.2	41.9	41.4	-0.5

Interest expenditure	71,288	71,363	72,069	706	78,834	75,670	-3,164	87,053	80,151	-6,902
(% of GDP)	4.7	4.6	4.6	0.0	4.9	4.7	-0.2	5.2	4.8	-0.4
Total current expenditures	733,084	746,151	748,214	2,063	763,305	754,839	-8,466	786,334	768,928	-17,406
incl: Healthcare expenditure	110,588	114,707	114,962	255	117,134	116,116	-1,018	120,786	119,048	-1.738

Total capital expenditures	65,770	59,577	59,439	-138	57,128	54,369	-2,759	57,273	52,323	-4,950
Fixed capital formation	37,040	33,247	33,447	200	32,894	30,800	-2,094	32,627	28,550	-4.077
Transfers to capital account	24,445	24,016	23,678	-338	22,161	21,496	-665	22,460	21,587	-873
Other transfers	4,285	2,314	2,314	0	2,073	2,073	0	2,186	2,186	0

Total expenditures, net of interest	727,566	734,365	735,584	1,219	741,599	733,539	-8,060	756,554	741,100	-15,454
Total expenditures	798,854	805,728	807,653	1,925	820,433	809,209	-11,224	843,607	821,251	-22,356

REVENUES
Total tax revenues	441,858	446,981	447,786	805	455,993	456,501	508	473,996	480,120	6,124
Direct taxes	222,655	233,511	226,355	-7,156	236,845	228,659	-8,186	246,687	243,496	-3.192
Indirect taxes	206,956	211,827	219,181	7,354	218,412	226,817	8,405	226,656	235,721	9.065
Capital account taxes	12,247	1,643	2,250	607	736	1,025	289	653	903	250
Social contributions	215,003	217,954	217,238	-716	224,238	223,140	-1,098	231,588	229,239	-2,349
Cash contributions	210,917	213,803	213,083	-721	220,019	218,917	-1,102	227,302	224,948	-2.354
Non-cash contributions	4,086	4,151	4,156	5	4,219	4,223	4	4,286	4,291	5
Other current revenues	57,341	57,472	59,404	1,932	58,500	60,412	1,912	59,954	61,542	1,588
Total current revenues	701,955	720,764	722,178	1,414	737,995	739,028	1,033	764,885	769,998	5,113

Non-tax capital account revenues	3,852	5,205	6,100	895	5,924	6,019	95	5,937	6,032	95

Total revenues	718,054	727,612	730,528	2,916	744,655	746,072	1,417	771,475	776,933	5,458
memo item: Tax burden	43.2	42.8	42.8	0.0	42.4	42.4	0.0	42.3	42.6	0.3

BALANCES
Primary balance	-9,512	-6,753	-5,056	1,697	3,056	12,533	9,477	14,921	35,832	20,911
(% of GDP)	-0.6	-0.4	-0.3	0.1	0.2	0.8	0.6	0.9	2.2	1.3
Current account balance	-31,129	-25,387	-26,036	-649	-25,310	-15,811	9,499	-21,449	1,069	22,518
(% of GDP)	0.0	-1.6	-1.7	-0.2	-1.6	-1.0	0.6	-1.3	0.1	1.3
Net borrowing	-80,800	-78,116	-77,125	991	-75,778	-63,137	12,641	-72,132	-44,319	27,813
(% of GDP)	-5.3	-5.0	-5.0	0.1	-4.7	-3.9	0.8	-4.3	-2.7	1.7

Nominal GDP	1,520,870	1,554,347	1,554,718	371	1,606,014	1,602,836	-3,178	1,669,371	1,664,899	-4,472

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2: GENERAL GOVERNMENT: EXPENDITURES AND REVENUES (in € mn)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	169,813	171,578	174,964	173,893	174,102	174,707
Gross wages	120,703	121,605	123,609	122,166	122,205	122.548
Employer social security contributions	49,110	49,973	51,355	51,728	51,898	52.160
Intermediate consumption	129,009	137,199	139,528	138,960	141,605	145,929
Social security benefits	277,263	291,335	298,130	305,600	313,130	324,490
Pensions	222,854	232,323	238,270	246,280	252,398	261.060
Other social security benefits	54,409	59,012	59,860	59,320	60,732	63.430
Other current expenditures	59,022	61,684	63,523	60,716	59,940	60,611
Total current expenditures, net of interest	635,107	661,796	676,145	679,169	688,777	705,737
(% of GDP)	40,5	43,5	43,5	42,4	41,4	40,8

Interest expenditure	81,161	71,288	72,069	75,670	80,151	83,780
(% of GDP)	5,2	4,7	4,6	4,7	4,8	4,8
Total current expenditures	716,268	733,084	748,214	754,839	768,928	789,517
incl: Healthcare expenditure	108,486	110,588	114,962	116,116	119,048	123.846

Total capital expenditures	58,368	65,770	59,439	54,369	52,323	51,902
Fixed capital formation	34,602	37,040	33447	30,800	28,550	29.480
Transfers to capital account	22,154	24,445	23,678	21,496	21,587	20.465
Other transfers	1,612	4,285	2,314	2,073	2,186	1.957

Total expenditures, net of interest	693,475	727,566	735,584	733,539	741,100	757,639
Total expenditures	774,636	798,854	807,653	809,209	821,251	841,419

REVENUES
Total tax revenues	456,237	441,858	447,786	456,501	480,120	497,773
Direct taxes	239,740	222,655	226,355	228,659	243,496	252.617
Indirect taxes	216,009	206,956	219,181	226,817	235,721	244.474
Capital account taxes	488	12,247	2,250	1,025	903	683
Social contributions	215,911	215,003	217,238	223,140	229,239	235,893
Cash contributions	212,031	210,917	213,083	218,917	224,948	231.531
Non-cash contributions	3,880	4,086	4,156	4,223	4,291	4.362
Other current revenues	56,695	57,341	59,404	60,412	61,542	62,833
Total current revenues	728,355	701,955	722,179	739,028	769,998	795,816

Non-tax capital account revenues	3,218	3,852	6,100	6,019	6,032	6,074

Total revenues	732,061	718,054	730,529	746,072	776,933	802,573
memo item: Tax burden	42.9	43.2	42.8	42.4	42.6	42.4

BALANCES
Primary balance	38,586	-9,512	-5,056	12,533	35,832	44,934
(% of GDP)	2.5	-0.6	-0.3	0.8	2.2	2.6
Current account balance	12,087	-31,129	-26,036	-15,811	1,069	6,299
(% of GDP)	0.8	-2.0	-1.7	-1.0	0.1	0.4
Net borrowing	-42,575	-80,800	-77,125	-63,137	-44,319	-38,846
(% of GDP)	-2.7	-5.3	-5.0	-3.9	-2.7	-2.2

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2 (cont): GENERAL GOVERNMENT: EXPENDITURES AND REVENUES (% of GDP)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	10.8	11.3	11.3	10.8	10.5	10.1
Gross wages	7.7	8.0	8.0	7.6	7.3	7.1
Employer social security contributions	3.1	3.3	3.3	3.2	3.1	3.0
Intermediate consumption	8,2	9.0	9.0	8.7	8.5	8.4
Social security benefits	17,7	19.2	19.2	19.1	18.8	18.8
incl: Pensions	14.2	15.3	15.3	15.4	15.2	15.1
Other social security benefits	3.5	3.9	3.9	3.7	3.6	3.7
Other current expenditures	3,8	4.1	0.0	0.0	0.0	0.0
Total current expenditures, net of interest	40,5	43.5	43.5	42.4	41.4	40.8

Interest expenditure	5,2	4.7	4.6	4.7	4.8	4.8

Total current expenditures	45,7	48.2	48.1	47.1	46.2	45.6
incl: Healthcare expenditure	6.9	7.3	7.4	7.2	7.2	7.2

Total capital expenditures	3,7	4.3	3.8	3.4	3.1	3.0
Fixed capital formation	2.2	2.4	2.2	1.9	1.7	1.7
Transfers to capital account	1.4	1.6	1.5	1.3	1.3	1.2
Other transfers	0.1	0.3	0.1	0.1	0.1	0.1

Total expenditures, net of interest	44,2	47.8	47.3	45.8	44.5	43.8
Total expenditures	49,4	52.5	51.9	50.5	49.3	48.6

REVENUES
Total tax revenues	29,1	29.1	28.8	28.5	28.8	28.8
Direct taxes	15.3	14.6	14.6	14.3	14.6	14.6
Indirect taxes	13.8	13.6	14.1	14.2	14.2	14.1
Capital account taxes	0.0	0.8	0.1	0.1	0.1	0.0
Social contributions	13,8	14.1	14.0	13.9	13.8	13.6
Cash contributions	13.5	13.9	13.7	13.7	13.5	13.4
Non-cash contributions	0.2	0.3	0.3	0.3	0.3	0.3
Other current revenues	3.6	3.8	3.8	3.8	3.7	3.6
Total current revenues	46.5	46.2	46.5	46.1	46.2	46.0

Non-tax capital account revenues	0.2	0.3	0.4	0.4	0.4	0.4

Total revenues	46.7	47.2	47.0	46.5	46.7	46.4
memo item: Tax burden	42.9	43.2	42.8	42.4	42.6	42.4

BALANCES
Primary balance	2.5	-0.6	-0.3	0.8	2.2	2.6

Current account balance	0.8	-2.0	-1.7	-1.0	0.1	0.4

Net borrowing	-2.7	-5.3	-5.0	-3.9	-2.7	-2.2

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2a: CENTRAL GOVERNMENT ECONOMIC BODIES: EXPENDITURES AND REVENUES (in € mn)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	93,439	96,263	98,088	97,130	97,125	96,896
Intermediate consumption	24,096	27,011	25,478	24,310	23,123	22,313
Transfers to public administrations	164,890	194,763	204,742	196,822	194,876	197,455
Transfers to other parties	25,824	29,067	27,917	25,760	25,731	26,293
Other current expenditures	12,010	12,211	12,400	12,586	12,743	12,917
Current expenditures, net of interest	320,259	359,315	368,625	356,608	353,598	355,874
(% of GDP)	20.4	23.6	23.7	22.2	21.2	20.6

Interest expenditure	76,235	67,346	67,953	71,471	75,806	79,297
(% of GDP)	4.9	4.4	4.4	4.5	4.6	4.6
Total current expenditures	396,494	426,661	436,578	428,079	429,404	435,171

Total capital expenditures	33,991	40,532	36,465	35,464	34,645	33,937
Fixed capital formation	7,577	8,809	7,631	8,345	6,784	7.473
Transfers to public administrations	12,111	12,586	12,580	12,515	12,643	12.686
Transfers to other parties	14,248	19,078	16,194	14,542	15,154	13.711
Other transfers	55	59	60	62	64	67

Total expenditures, net of interest	354,250	399,847	405,090	392,072	388,243	389,811
Total expenditures	430,485	467,193	473,043	463,543	464,049	469,108

REVENUES
Tax revenues	352,712	349,291	355,508	362,637	383,931	399,171
Social contributions	2,016	2,170	2,208	2,241	2,271	2,304
Transfers from public administrations	6,582	7,401	7,139	7,192	7,254	7,316
Transfers from other parties	11,815	12,582	14,063	13,478	13,492	13,845
Other current revenues	15,008	14,476	15,220	16,109	16,592	16,877
Total current revenues	387,678	373,699	391,888	400,632	422,637	438,830

Non-tax capital account revenues	395	7,764	1,807	1,008	1,007	1,006
Transfers from public administrations	0	6,060	0	0	0	0
Transfers from other parties	395	1,704	1,807	1,008	1,007	1.006

Total revenues	388,528	393,684	395,945	402,665	424,547	440,519
memo item: Sector tax burden	22.6	23.1	23.0	22.8	23.2	23.2

BALANCES
Primary balance	34,278	-6,163	-9,145	10,593	36,304	50,708
(% of GDP)	2.2	-0.4	-0.6	0.7	2.2	2.9
Current account balance	-8,816	-52,962	-44,690	-27,447	-6,767	3,659
(% of GDP)	-0.6	-3.5	-2.9	-1.7	-0.4	0.2
Net borrowing	-41,957	-73,509	-77,098	-60,878	-39,502	-28,589
(% of GDP)	-2.7	-4.8	-5.0	-3.8	-2.4	-1.7

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2a (cont): CENTRAL GOVERNMENT ECONOMIC BODIES: EXPENDITURES AND REVENUES (% of GDP)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	6.0	6.3	6.3	6.1	5.8	5.6
Intermediate consumption	1.5	1.8	1.6	1.5	1.4	1.3
Transfers to public administrations	10.5	12.8	13.2	12.3	11.7	11.4
Transfers to other parties	1.6	1.9	1.8	1.6	1.5	1.5
Other current expenditures	0.8	0.8	0.8	0.8	0.8	0.7
Current expenditures, net of interest	20.4	23.6	23.7	22.2	21.2	20.6

Interest expenditure	4.9	4.4	4.4	4.5	4.6	4.6

Total current expenditures	25.3	28.1	28.1	26.7	25.8	25.2

Total capital expenditures	2.2	2.7	2.3	2.2	2.1	2.0
Fixed capital formation	0.5	0.6	0.5	0.5	0.4	0,4
Transfers to public administrations	0.8	0.8	0.8	0.8	0.8	0,7
Transfers to other parties	0.9	1.3	1.0	0.9	0.9	0,8
Other transfers	0.0	0.0	0.0	0.0	0.0	0,0

Total expenditures, net of interest	22.6	26.3	26.1	24.5	23.3	22.5
Total expenditures	27.5	30.7	30.4	28.9	27.9	27.1

REVENUES
Tax revenues	22.5	23.0	22.9	22.6	23.1	23.1
Social contributions	0.1	0.1	0.1	0.1	0.1	0.1
Transfers from public administrations	0.4	0.5	0.5	0.4	0.4	0.4
Transfers from other parties	0.8	0.8	0.9	0.8	0.8	0.8
Other current revenues	1.0	1.0	1.0	1.0	1.0	1.0
Total current revenues	24.7	24.6	25.2	25.0	25.4	25.4

Non-tax capital account revenues	0.0	0.5	0.1	0.1	0.1	0.1
Transfers from public administrations	0.0	0.4	0.0	0.0	0.0	0,0
Transfers from other parties	0.0	0.1	0.1	0.1	0.1	0,1

Total revenues	24.8	25.9	25.5	25.1	25.5	25.5
memo item: Sector tax burden	22.6	23.1	23.0	22.8	23.2	23.2

BALANCES
Primary balance	2.2	-0.4	-0.6	0.7	2.2	2.9
Current account balance	-0.6	-3.5	-2.9	-1.7	-0.4	0.2
Net borrowing	-2.7	-4.8	-5.0	-3.8	-2.4	-1.7

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2b: LOCAL GOVERNMENT ECONOMIC BODIES: EXPENDITURES AND REVENUES (IN € MN)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	72,718	71,720	73,228	73,101	73,275	74,073
Intermediate consumption	102,259	107,259	111,078	111,612	115,364	120,414
Transfers to public administrations	941	979	1,772	1,805	1,842	1,878
Transfers to other parties	18,982	19,428	20,995	18,742	18,183	18,261
Other current expenditures	7,916	8,379	8,569	8,546	8,291	8,254
Current expenditures, net of interest	202,816	207,765	215,642	213,806	216,955	222,880
(% of GDP)	12.9	13.7	13.9	13.3	13.0	12.9

Interest expenditure	5,589	4,641	4,812	4,871	5,003	5,124
(% of GDP)	0.4	0.3	0.3	0.3	0.3	0.3
Total current expenditures	208,405	212,406	220,454	218,677	221,958	228,004

Total capital expenditures	36,210	42,649	35,456	31,613	30,407	30,725
Fixed capital formation	26,747	26,996	25,717	22,648	21,851	22.081
Transfers to public administrations	0	6,060	0	0	0	0
Transfers to other parties	9,566	9,499	9,643	8,867	8,454	8.539
Other transfers	-103	94	96	98	102	105

Total expenditures, net of interest	239,026	250,414	251,098	245,419	247,362	253,605
Total expenditures	244,615	255,055	255,910	250,290	252,365	258,729

REVENUES
Tax revenues	103,525	92,567	92,278	93,864	96,189	98,603
Social contributions	1,338	1,344	1,363	1,383	1,405	1,428
Transfers from public administrations	91,297	112,155	109,298	100,862	98,572	99,094
Transfers from other parties	6,720	6,687	6,037	6,163	6,312	6,477
Other current revenues	21,718	22,150	22,503	22,940	23,423	23,892
Total current revenues	224,565	234,877	231,479	225,212	225,901	229,494

Non-tax capital account revenues	14,934	14,734	16,872	17,526	17,668	17,752
Transfers from public administrations	12,111	12,586	12,579	12,515	12,643	12.684
Transfers from other parties	2,823	2,148	4,293	5,011	5,025	5.068

Total revenues	239,532	249,637	248,351	242,738	243,569	247,246
memo item: Sector tax burden	6.7	6.2	6.0	5.9	5.9	5.8

BALANCES
Primary balance	506	-777	-2,747	-2,681	-3,793	-6,359
(% of GDP)	0.0	-0.1	-0.2	-0.2	-0.2	-0.4
Current account balance	16,160	22,471	11,025	6,535	3,943	1,490
(% of GDP)	1.0	1.5	0.7	0.4	0.2	0.1
Net borrowing	-5,083	-5,418	-7,559	-7,552	-8,796	-11,483
(% of GDP)	-0.3	-0.4	-0.5	-0.5	-0.5	-0.7

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2b (cont): LOCAL GOVERNMENT ECONOMIC BODIES: EXPENDITURES AND REVENUES (% of GDP)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	4.6	4.7	4.7	4.6	4.4	4.3
Intermediate consumption	6.5	7.1	7.1	7.0	6.9	7.0
Transfers to public administrations	0.1	0.1	0.1	0.1	0.1	0.1
Transfers to other parties	1.2	1.3	1.4	1.2	1.1	1.1
Other current expenditures	0.5	0.6	0.6	0.5	0.5	0.5
Current expenditures, net of interest	12.9	13.7	13.9	13.3	13.0	12.9

Interest expenditure	0.4	0.3	0.3	0.3	0.3	0.3
Total current expenditures	13.3	14.0	14.2	13.6	13.3	13.2

Total capital expenditures	2.3	2.8	2.3	2.0	1.8	1.8
Fixed capital formation	1.7	1.8	1.7	1.4	1.3	1,3
Transfers to public administrations	0.0	0.4	0.0	0.0	0.0	0,0
Transfers to other parties	0.6	0.6	0.6	0.6	0.5	0,5
Other transfers	0.0	0.0	0.0	0.0	0.0	0,0

Total expenditures, net of interest	15.2	16.5	16.2	15.3	14.9	14.7
Total expenditures	15.6	16.8	16.5	15.6	15.2	15.0

REVENUES
Tax revenues	6.6	6.1	5.9	5.9	5.8	5.7
Social contributions	0.1	0.1	0.1	0.1	0.1	0.1
Transfers from public administrations	5.8	7.4	7.0	6.3	5.9	5.7
Transfers from other parties	0.4	0.4	0.4	0.4	0.4	0.4
Other current revenues	1.4	1.5	1.4	1.4	1.4	1.4
Total current revenues	14.3	15.4	14.9	14.1	13.6	13.3

Non-tax capital account revenues	1.0	1.0	1.1	1.1	1.1	1.0
Transfers from public administrations	0.8	0.8	0.8	0.8	0.8	0,7
Transfers from other parties	0.2	0.1	0.3	0.3	0.3	0,3

Total revenues	15.3	16.4	16.0	15.1	14.6	14.3
memo item: Sector tax burden	6.7	6.2	6.0	5.9	5.9	5.8

BALANCES
Primary balance	0.0	-0.1	-0.2	-0.2	-0.2	-0.4
Current account balance	1.0	1.5	0.7	0.4	0.2	0.1
Net borrowing	-0.3	-0.4	-0.5	-0.5	-0.5	-0.7

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2c: SOCIAL SECURITY FUNDS: EXPENDITURES AND REVENUES (IN € MN)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	3,656	3,595	3,648	3,662	3,702	3,738
Intermediate consumption	2,654	2,929	2,972	3,038	3,118	3,202
Transfers to public administrations	5,659	6,425	6,147	6,184	6,227	6,270
Transfers to other parties	271,284	283,744	291,568	300,463	307,880	319,117
Other current expenditures	269	190	204	220	242	259
Current expenditures, net of interest	283,522	296,883	304,539	313,567	321,169	332,586
(% of GDP)	18.1	19.5	19.6	19.6	19.3	19.2

Interest expenditure	329	192	194	197	201	205
(% of GDP)	0.0	0.0	0.0	0.0	0.0	0.0
Total current expenditures	283,851	297,075	304,733	313,764	321,370	332,791

Total capital expenditures	278	1,235	100	-194	-84	-75
Fixed capital formation	278	1,235	100	-194	-84	-75
Transfers to public administrations	0	0	0	0	0	0
Transfers to other parties	0	0	0	0	0	0
Other transfers	0	0	0	0	0	0

Total expenditures, net of interest	283,800	298,118	304,639	313,373	321,085	332,511
Total expenditures	284,129	298,310	304,833	313,570	321,286	332,716

REVENUES
Tax revenues	0	0	0	0	0	0
Social contributions	212,557	211,489	213,667	219,516	225,563	232,161
Transfers from public administrations	73,611	82,611	96,224	96,755	97,121	99,196
Transfers from other parties	630	884	893	908	925	942
Other current revenues	1,796	1,453	1,578	1,683	1,657	1,646
Total current revenues	288,594	296,437	312,362	318,862	325,266	333,945

Non-tax capital account revenues	0	0	0	0	0	0
Transfers from public administrations	0	0	0	0	0	0
Transfers from other parties	0	0	0	0	0	0

Total revenues	288,594	296,437	312,362	318,862	325,266	333,945
memo item: Sector tax burden	13.6	13.9	13.7	13.7	13.5	13.4

BALANCES
Primary balance	4,794	-1,681	7,723	5,489	4,181	1,434
(% of GDP)	0.3	-0.1	0.5	0.3	0.3	0.1
Current account balance	4,743	-638	7,629	5,098	3,896	1,154
(% of GDP)	0.3	0.0	0.5	0.3	0.2	0.1
Net borrowing	4,465	-1,873	7,529	5,292	3,980	1,229
(% of GDP)	0.3	-0.1	0.5	0.3	0.2	0.1

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.2c (cont): SOCIAL SECURITY FUNDS: EXPENDITURES AND REVENUES (% of GDP)

	2008	2009	2010	2011	2012	2013

EXPENDITURES
Employee compensation	0.2	0.2	0.2	0.2	0.2	0.2
Intermediate consumption	0.2	0.2	0.2	0.2	0.2	0.2
Transfers to public administrations	0.4	0.4	0.4	0.4	0.4	0.4
Transfers to other parties	17.3	18.7	18.8	18.7	18.5	18.4
Other current expenditures	0.0	0.0	0.0	0.0	0.0	0.0
Current expenditures, net of interest	18.1	19.5	19.6	19.6	19.3	19.2

Interest expenditure	0.0	0.0	0.0	0.0	0.0	0.0
Total current expenditures	18.1	19.5	19.6	19.6	19.3	19.2

Total capital expenditures	0.0	0.1	0.0	0.0	0.0	0.0
Fixed capital formation	0.0	0.1	0.0	0.0	0.0	0,0
Transfers to public administrations	0.0	0.0	0.0	0.0	0.0	0,0
Transfers to other parties	0.0	0.0	0.0	0.0	0.0	0,0
Other transfers	0.0	0.0	0.0	0.0	0.0	0,0

Total expenditures, net of interest	18.1	19.6	19.6	19.6	19.3	19.2
Total expenditures	18.1	19.6	19.6	19.6	19.3	19.2

REVENUES
Tax revenues	0.0	0.0	0.0	0.0	0.0	0.0
Social contributions	13.6	13.9	13.7	13.7	13.5	13.4
Transfers from public administrations	4.7	5.4	6.2	6.0	5.8	5.7
Transfers from other parties	0.0	0.1	0.1	0.1	0.1	0.1
Other current revenues	0.1	0.1	0.1	0.1	0.1	0.1
Total current revenues	18.4	19.5	20.1	19.9	19.5	19.3

Non-tax capital account revenues	0.0	0.0	0.0	0.0	0.0	0.0
Transfers from public administrations	0.0	0.0	0.0	0.0	0.0	0,0
Transfers from other parties	0.0	0.0	0.0	0.0	0.0	0,0

Total revenues	18.4	19.5	20.1	19.9	19.5	19.3
memo item: Sector tax burden	13.6	13.9	13.7	13.7	13.5	13.4

BALANCES
Primary balance	0.3	-0.1	0.5	0.3	0.3	0.1
Current account balance	0.3	0.0	0.5	0.3	0.2	0.1
Net borrowing	0.3	-0.1	0.5	0.3	0.2	0.1

Nominal GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Note: The account includes the effects of the 2010 budget balancing provision and of Decree-Law no. 78/2010 converted into Law no. 122/2010 containing the fiscal consolidation plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.3: INDEBTEDNESS NET OF ONE-OFF MEASURES AND INTEREST: BREAKDOWN BY SUB-SECTOR

	2009	2010	2011	2012	2013

Net borrowing (before interest and one-off measures)
General government	-5.3	-5.0	-3.9	-2.7	-2.2
Breakdown by sub-sector:
Central government economic bodies	-4.8	-5.0	-3.8	-2.4	-1.7
Local government economic bodies	-0.4	-0.5	-0.5	-0.5	-0.7
Social security funds	-0.1	0.5	0.3	0.2	0.1

Net borrowing (net of interest)
General government	-0.6	-0.3	0.8	2.2	2.6
Breakdown by sub-sector:
Central government economic bodies	-0.4	-0.6	0.7	2.2	2.9
Local government economic bodies	-0.1	-0.2	-0.2	-0.2	-0.4
Social security funds	-0.1	0.5	0.3	0.3	0.1

Net borrowing (net of interest and one-off measures)
General government	-1.3	-0.4	0.8	2.1	2.6
Breakdown by sub-sector:
Central government economic bodies	-1.2	-0.6	0.8	2.2	2.9
Local government economic bodies	-0.1	-0.2	-0.2	-0.3	-0.4
Social security funds	0.1	0.5	0.3	0.2	0.1

Note: Possible discrepancies between the partial data and the aggregate data are due to the exclusion from the consolidation of a small portion of interest.
     Cash account: public sector and sub-sectors
     The new accounting/public-finance law has introduced changes in the representation of the cash accounts. First of all, for the definition of the perimeter of the public sector, it adopts the S13 list published by ISTAT, which represents the basis for the construction of the general government account in accordance with European regulations. Secondly, it has provided that the public-sector cash account be subdivided into sub-sectors — central government economic bodies, local government economic bodies and social security funds — rather than by levels of government5.
     Compliance with the new law can only be achieved gradually and in parallel with the ongoing process of improving the information bases and the quality of the data to be consolidated.
     The consolidated cash account presented herein refers to the public sector which almost coincides with the definition of general government as provided by the S13 list. The data related to the different levels of government have been aggregated so as to represent the three sub-sectors of central government economic bodies, local government economic bodies, and social security funds.
     The consolidated cash account for the public sector for 2009 does not include any adjustments with respect to that published in the RUEF 2010, except for the different representation of the sub-sectors.
     The estimation of the consolidated cash account for the public sector for the subsequent years with respect to the estimates provided in the RUEF6 not only includes the effects of the corrective measures provided by the Government, the results of the monitoring of cash flows for 2010 with regard to financial stabilisation and economic

[5]	The public-finance documents to date (see RUEF) presented the consolidated cash account of the public sector subdivided by levels of government: state sector, social security funds, regions, healthcare, municipalities and provinces, other consolidated public entities, and other non-consolidated public entities.

[6]	The cash estimates in the latest RUEF are indicated for year 2010 only.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
competitiveness and a more favourable interest-rate scenario, but it also takes into account the funding of loans related to the three-year plan to provide financial support to Greece (such plan was defined pursuant to the declaration of the heads of state and of government of the Member States of the European Union belonging to the Euro Area assumed in Brussels on 25 March 2010 and the consequent decisions of the Eurogroup adopted on 11 April and 2 May 20107). The plan provides a total commitment of €14.7 billion from Italy from 2010 to 2013.
TABLE 2.4: PUBLIC SECTOR: CONSOLIDATED CASH ACCOUNT (IN € MN)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	709,590	721,660	736,568	767,816	788,220
Tax revenues	445,770	453,282	461,863	486,065	501.233
Social contributions	207,377	209,769	215,934	221,724	228.066
Transfers from other parties	15,734	18,004	17,516	17,259	17.084
Other current revenues	40,709	40,606	41,255	42,767	41.836
Total capital account revenues	6,580	9,358	7,424	8,079	5,167
Transfers from other parties	1,777	1,819	1,854	1,890	1.893
Other capital account revenues	4,803	7,539	5,570	6,189	3.274
Final revenues	716,170	731,018	743,992	775,895	793,388
Financial items	4,569	4,349	5,561	5,320	7,138
Total revenues	720,739	735,367	749,553	781,216	800,525

PAYMENTS
Total current payments	729,295	740,955	744,051	757,392	769,959
Employee compensation	172,787	176,279	175,647	176,868	177.704
Intermediate consumption	124,242	124,727	120,480	122,665	122.876
Transfers to other parties	339,253	349,394	354,537	360,537	370.593
Interest expenditure	72,879	72,806	77,829	80,581	81.992
Other current payments	20,134	17,749	15,558	16,742	16.794
Total capital account payments	68,517	65,646	59,029	57,762	57,090
Fixed capital formation	38,279	34,818	31,558	31,184	31.531
Transfers to other parties	23,697	24,114	20,388	19,216	19.356
Other capital account payments	6,541	6,714	7,084	7,361	6.204
Final payments	797,812	806,601	803,081	815,153	827,049
Financial items	10,836	13,275	10,972	8,747	6,816
Total payments	808,649	819,877	814,053	823,901	833,865

BALANCES (Surplus +)
Current account balance	-19,705	-19,295	-7,483	10,424	18,262
(% of GDP)	-1.3	-1.2	-0.5	0.6	1.1
Balance, net of financial items	-81,642	-75,583	-59,088	-39,258	-33,661
(% of GDP)	-5.4	-4.9	-3.7	-2.4	-1.9
Primary balance	-15,031	-11,703	13,329	37,896	48,652
(% of GDP)	-1.0	-0.8	0.8	2.3	2.8
Borrowing requirement	-87,910	-84,509	-64,500	-42,685	-33,340
(% of GDP)	-5.8	-5.4	-4.0	-2.6	-1.9

[7]	With Decree-Law no. 67/2010 converted into Law no. 99/2010, a procedure was defined for allowing Italy to participate in the support effort over the time period requested. For this purpose, it is contemplated that the resources needed will be tapped through issuance of medium-/long-term government securities, and that advance payment by Treasury will be the instrument adopted in order to respect the timing provided by the support plan.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4 (cont): PUBLIC SECTOR: CONSOLIDATED CASH ACCOUNT (% of GDP)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	46.7	46.4	46.0	46.1	45.6
Tax revenues	29.3	29.2	28.8	29.2	29,0
Social contributions	13.6	13.5	13.5	13.3	13,2
Transfers from other parties	1.0	1.2	1.1	1.0	1,0
Other current revenues	2.7	2.6	2.6	2.6	2,4
Total capital account revenues	0.4	0.6	0.5	0.5	0.3
Transfers from other parties	0.1	0.1	0.1	0.1	0,1
Other capital account revenues	0.3	0.5	0.3	0.4	0,2
Final revenues	47.1	47.0	46.4	46.6	45.9
Financial items	0.3	0.3	0.3	0.3	0.4
Total revenues	47.4	47.3	46.8	46.9	46.3

PAYMENTS
Total current payments	48.0	47.7	46.4	45.5	44.5
Employee compensation	11.4	11.3	11.0	10.6	10,3
Intermediate consumption	8.2	8.0	7.5	7.4	7,1
Transfers to other parties	22.3	22.5	22.1	21.7	21,4
Interest expenditure	4.8	4.7	4.9	4.8	4,7
Other current payments	1.3	1.1	1.0	1.0	1,0
Total capital account payments	4.5	4.2	3.7	3.5	3.3
Fixed capital formation	2.5	2.2	2.0	1.9	1,8
Transfers to other parties	1.6	1.6	1.3	1.2	1,1
Other capital account payments	0.4	0.4	0.4	0.4	0,4
Final payments	52.5	51.9	50.1	49.0	47.8
Financial items	0.7	0.9	0.7	0.5	0.4
Total payments	53.2	52.7	50.8	49.5	48.2

BALANCES (Surplus +)
Current account balance	-1.3	-1.2	-0.5	0.6	1.1
Balance, net of financial items	-5.4	-4.9	-3.7	-2.4	-1.9
Primary balance	-1.0	-0.8	0.8	2.3	2.8
Borrowing requirement	-5.8	-5.4	-4.0	-2.6	-1.9

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4a: CENTRAL GOVERNMENT ECONOMIC BODIES: CONSOLIDATED CASH ACCOUNT (IN € MN)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	396,945	405,094	411,441	433,566	447,664
Tax revenues	358,292	364,403	370,874	392,260	407.395
Social contributions	195	184	188	191	195
Transfers from public administrations	6,473	5,918	6,200	6,284	6.446
Transfers from other parties	14,924	17,349	16,839	16,560	16.380
Other current revenues	17,061	17,240	17,341	18,271	17.247
Total capital account revenues	8,530	3,696	1,305	1,306	586
Transfers from public administrations	6,060	0	0	0	0
Transfers from other parties	0	0	0	0	0
Other capital account revenues	2,470	3,696	1,305	1,306	586
Final revenues	405,475	408,790	412,747	434,872	448,250
Financial items	2,167	3,881	5,130	4,930	3,922
Total revenues	407,642	412,671	417,877	439,802	452,172

PAYMENTS
Total current payments	437,195	447,692	433,915	438,536	442,776
Employee compensation	96,304	99,232	98,076	98,313	98.942
Intermediate consumption	18,030	14,657	11,869	11,618	11.738
Transfers to public administrations	210,734	223,884	209,695	212,546	212.235
Transfers to other parties	36,372	34,552	33,940	33,881	36.332
Interest expenditure	67,261	67,417	72,347	74,948	76.215
Other current payments	8,494	7,950	7,988	7,230	7.315
Total capital account payments	41,629	40,322	40,300	37,838	36,933
Fixed capital formation	10,078	9,023	8,899	8,579	8.483
Transfers to public administrations	12,565	14,414	14,837	14,899	13.096
Transfers to other parties	14,204	13,046	12,526	10,979	11.115
Other capital account payments	4,782	3,839	4,038	3,382	4.239
Final payments	478,824	488,013	474,215	476,375	479,709
Financial items	16,341	8,065	7,427	5,502	5,270
Total payments	495,165	496,078	481,642	481,877	484,979

BALANCES (Surplus +)
Current account balance	-40,250	-42,598	-22,474	-4,970	4,888
(% of GDP)	-2.6	-2.7	-1.4	-0.3	0.3
Balance, net of financial items	-73,349	-79,224	-61,468	-41,503	-31,459
(% of GDP)	-4.8	-5.1	-3.8	-2.5	-1.8
Primary balance	-20,262	-15,990	8,582	32,873	43,408
(% of GDP)	-1.3	-1.0	0.5	2.0	2.5
Borrowing requirement	-87,523	-83,407	-63,765	-42,075	-32,807
(% of GDP)	-5.8	-5.4	-4.0	-2.5	-1.9

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4a (cont): CENTRAL GOVERNMENT ECONOMIC BODIES: CONSOLIDATED CASH ACCOUNT (% of GDP)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	26.1	26.1	25.7	26.0	25.9
Tax revenues	23.6	23.4	23.1	23.6	23,5
Social contributions	0.0	0.0	0.0	0.0	0,0
Transfers from public administrations	0.4	0.4	0.4	0.4	0,4
Transfers from other parties	1.0	1.1	1.1	1.0	0,9
Other current revenues	1.1	1.1	1.1	1.1	1,0
Total capital account revenues	0.6	0.2	0.1	0.1	0.0
Transfers from public administrations	0.4	0.0	0.0	0.0	0,0
Transfers from other parties	0.0	0.0	0.0	0.0	0,0
Other capital account revenues	0.2	0.2	0.1	0.1	0,0
Final revenues	26.7	26.3	25.8	26.1	25.9
Financial items	0.1	0.2	0.3	0.3	0.2
Total revenues	26.8	26.5	26.1	26.4	26.1

PAYMENTS
Total current payments	28.7	28.8	27.1	26.3	25.6
Employee compensation	6.3	6.4	6.1	5.9	5,7
Intermediate consumption	1.2	0.9	0.7	0.7	0,7
Transfers to public administrations	13.9	14.4	13.1	12.8	12,3
Transfers to other parties	2.4	2.2	2.1	2.0	2,1
Interest expenditure	4.4	4.3	4.5	4.5	4,4
Other current payments	0.6	0.5	0.5	0.4	0,4
Total capital account payments	2.7	2.6	2.5	2.3	2.1
Fixed capital formation	0.7	0.6	0.6	0.5	0,5
Transfers to public administrations	0.8	0.9	0.9	0.9	0,8
Transfers to other parties	0.9	0.8	0.8	0.7	0,6
Other capital account payments	0.3	0.2	0.3	0.2	0,2
Final payments	31.5	31.4	29.6	28.6	27.7
Financial items	1.1	0.5	0.5	0.3	0.3
Total payments	32.6	31.9	30.0	28.9	28.0

BALANCES (Surplus +)
Current account balance	-2.6	-2.7	-1.4	-0.3	0.3
Balance, net of financial items	-4.8	-5.1	-3.8	-2.5	-1.8
Primary balance	-1.3	-1.0	0.5	2.0	2.5
Borrowing requirement	-5.8	-5.4	-4.0	-2.5	-1.9

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4b: LOCAL GOVERNMENT ECONOMIC BODIES: CONSOLIDATED CASH ACCOUNT (IN € MN)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	237,487	236,420	225,353	231,848	232,077
Tax revenues	87,478	88,879	90,989	93,805	93.838
Social contributions	70	35	36	36	37
Transfers from public administrations	127,995	125,991	112,279	115,395	115.531
Transfers from other parties	398	650	672	695	699
Other current revenues	21,546	20,865	21,376	21,917	21.973
Total capital account revenues	16,573	19,063	19,229	19,345	17,548
Transfers from public administrations	12,565	14,414	14,837	14,899	13.096
Transfers from other parties	1,777	1,819	1,854	1,890	1.893
Other capital account revenues	2,231	2,831	2,538	2,556	2.559
Final revenues	254,060	255,483	244,581	251,193	249,625
Financial items	6,982	4,060	4,251	4,080	3,998
Total revenues	261,042	259,543	248,832	255,273	253,624

PAYMENTS
Total current payments	212,012	217,214	212,285	217,319	217,666
Employee compensation	73,170	73,647	74,174	75,144	75.331
Intermediate consumption	104,273	108,103	106,615	109,020	109.081
Transfers to public administrations	20	380	632	636	717
Transfers to other parties	19,082	20,708	18,629	18,227	18.172
Interest expenditure	6,323	6,084	6,153	6,291	6.419
Other current payments	9,144	8,292	6,081	8,001	7.946
Total capital account payments	43,332	39,084	32,903	34,149	32,569
Fixed capital formation	26,327	25,554	22,415	22,357	22.795
Transfers to public administrations	6,060	0	0	0	0
Transfers to other parties	9,493	11,068	7,862	8,237	8.241
Other capital account payments	1,452	2,462	2,626	3,554	1.533
Final payments	255,344	256,298	245,188	251,467	250,235
Financial items	6,085	4,347	4,381	4,415	3,923
Total payments	261,429	260,645	249,568	255,882	254,158

BALANCES (Surplus +)
Current account balance	25,475	19,206	13,068	14,530	14,411
(% of GDP)	1.7	1.2	0.8	0.9	0.8
Balance, net of financial items	-1,284	-815	-606	-274	-609
(% of GDP)	-0.1	-0.1	0.0	0.0	0.0
Primary balance	5,936	4,982	5,417	5,681	5,885
(% of GDP)	0.4	0.3	0.3	0.3	0.3
Borrowing requirement	-387	-1,102	-736	-610	-534
(% of GDP)	0.0	-0.1	0.0	0.0	0.0

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4b (cont): LOCAL GOVERNMENT ECONOMIC BODIES: CONSOLIDATED CASH ACCOUNT (% of GDP)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	15.6	15.2	14.1	13.9	13.4
Tax revenues	5.8	5.7	5.7	5.6	5,4
Social contributions	0.0	0.0	0.0	0.0	0,0
Transfers from public administrations	8.4	8.1	7.0	6.9	6,7
Transfers from other parties	0.0	0.0	0.0	0.0	0,0
Other current revenues	1.4	1.3	1.3	1.3	1,3
Total capital account revenues	1.1	1.2	1.2	1.2	1.0
Transfers from public administrations	0.8	0.9	0.9	0.9	0,8
Transfers from other parties	0.1	0.1	0.1	0.1	0,1
Other capital account revenues	0.1	0.2	0.2	0.2	0,1
Final revenues	16.7	16.4	15.3	15.1	14.4
Financial items	0.5	0.3	0.3	0.2	0.2
Total revenues	17.2	16.7	15.5	15.3	14.7

PAYMENTS
Total current payments	13.9	14.0	13.2	13.1	12.6
Employee compensation	4.8	4.7	4.6	4.5	4,4
Intermediate consumption	6.9	7.0	6.7	6.5	6,3
Transfers to public administrations	0.0	0.0	0.0	0.0	0,0
Transfers to other parties	1.3	1.3	1.2	1.1	1,1
Interest expenditure	0.4	0.4	0.4	0.4	0,4
Other current payments	0.6	0.5	0.4	0.5	0,5
Total capital account payments	2.8	2.5	2.1	2.1	1.9
Fixed capital formation	1.7	1.6	1.4	1.3	1,3
Transfers to public administrations	0.4	0.0	0.0	0.0	0,0
Transfers to other parties	0.6	0.7	0.5	0.5	0,5
Other capital account payments	0.1	0.2	0.2	0.2	0,1
Final payments	16.8	16.5	15.3	15.1	14.5
Financial items	0.4	0.3	0.3	0.3	0.2
Total payments	17.2	16.8	15.6	15.4	14.7

BALANCES (Surplus +)
Current account balance	1.7	1.2	0.8	0.9	0.8
Balance, net of financial items	-0.1	-0.1	0.0	0.0	0.0
Primary balance	0.4	0.3	0.3	0.3	0.3
Borrowing requirement	0.0	-0.1	0.0	0.0	0.0

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4c: SOCIAL SECURITY FUNDS: CONSOLIDATED CASH ACCOUNT (IN € MN)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	293,265	311,114	316,853	322,432	328,835
Tax revenues	0	0	0	0	0
Social contributions	207,112	209,550	215,710	221,496	227.834
Transfers from public administrations	82,741	99,059	98,599	98,353	98.379
Transfers from other parties	179	5	5	5	5
Other current revenues	3,233	2,501	2,538	2,578	2.617
Total capital account revenues	102	1,012	1,727	2,328	129
Transfers from public administrations	0	0	0	0	0
Transfers from other parties	0	0	0	0	0
Other capital account revenues	102	1,012	1,727	2,328	129
Final revenues	293,367	312,126	318,580	324,760	328,964
Financial items	9,740	834	406	454	2,382
Total revenues	303,108	312,960	318,986	325,214	331,346

PAYMENTS
Total current payments	298,634	307,948	315,934	322,563	330,399
Employee compensation	3,313	3,400	3,397	3,411	3.431
Intermediate consumption	1,938	1,967	1,997	2,027	2.057
Transfers to public administrations	6,425	6,773	6,874	6,972	7.071
Transfers to other parties	283,800	294,134	301,967	308,428	316.089
Interest expenditure	193	208	211	214	218
Other current payments	2,965	1,466	1,488	1,511	1.533
Total capital account payments	2,181	654	664	674	684
Fixed capital formation	1,874	241	245	248	252
Transfers to public administrations	0
Transfers to other parties	0	0	0	0	0
Other capital account payments	307	413	419	425	432
Final payments	300,815	308,602	316,598	323,237	331,083
Financial items	2,292	4,358	2,388	1,978	263
Total payments	303,108	312,960	318,986	325,214	331,347

BALANCES (Surplus +)
Current account balance	-5,369	3,166	919	-130	-1,564
(% of GDP)	-0.4	0.2	0.1	0.0	-0.1
Balance, net of financial items	-7,448	3,524	1,982	1,524	-2,119
(% of GDP)	-0.5	0.2	0.1	0.1	-0.1
Primary balance	193	208	211	214	217
(% of GDP)	0.0	0.0	0.0	0.0	0.0
Borrowing requirement	0	0	0	0	0
(% of GDP)	0.0	0.0	0.0	0.0	0.0

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.4c (cont): SOCIAL SECURITY FUNDS: CONSOLIDATED CASH ACCOUNT (% of GDP)

	2009	2010	2011	2012	2013

REVENUES
Total current revenues	19,3	20.0	19.8	19.4	19.0
Tax revenues	0.0	0.0	0.0	0.0	0,0
Social contributions	13.6	13.5	13.5	13.3	13,2
Transfers from public administrations	5.4	6.4	6.2	5.9	5,7
Transfers from other parties	0.0	0.0	0.0	0.0	0,0
Other current revenues	0.2	0.2	0.2	0.2	0,2
Total capital account revenues	0,0	0.1	0.1	0.1	0.0
Transfers from public administrations	0.0	0.0	0.0	0.0	0,0
Transfers from other parties	0.0	0.0	0.0	0.0	0,0
Other capital account revenues	0.0	0.1	0.1	0.1	0,0
Final revenues	19,3	20.1	19.9	19.5	19.0
Financial items	0,6	0.1	0.0	0.0	0.1
Total revenues	19,9	20.1	19.9	19.5	19.2

PAYMENTS
Total current payments	19,6	19.8	19.7	19.4	19.1
Employee compensation	0.2	0.2	0.2	0.2	0,2
Intermediate consumption	0.1	0.1	0.1	0.1	0,1
Transfers to public administrations	0.4	0.4	0.4	0.4	0,4
Transfers to other parties	18.7	18.9	18.8	18.5	18,3
Interest expenditure	0.0	0.0	0.0	0.0	0,0
Other current payments	0.2	0.1	0.1	0.1	0,1
Total capital account payments	0,1	0.0	0.0	0.0	0.0
Fixed capital formation	0.1	0.0	0.0	0.0	0,0
Transfers to public administrations	0.0	0.0	0.0	0.0	0,0
Transfers to other parties	0.0	0.0	0.0	0.0	0,0
Other capital account payments	0.0	0.0	0.0	0.0	0,0
Final payments	19.8	19.8	19.8	19.4	19.1
Financial items	0.2	0.3	0.1	0.1	0.0
Total payments	19.9	20.1	19.9	19.5	19.2

BALANCES (Surplus +)
Current account balance	-0.4	0.2	0.1	0.0	-0.1
Balance, net of financial items	-0.5	0.2	0.1	0.1	-0.1
Primary balance	0.0	0.0	0.0	0.0	0.0
Borrowing requirement	0.0	0.0	0.0	0.0	0.0

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.5: STATE SECTOR — CASH BALANCE (in € mn)

	2009	2010	2011	2012	2013

State sector balance	-86,847	-83,289	-63,100	-41,385	-32,140
(% of GDP)	-5.7	-5.4	-3.9	-2.5	-1.9

TABLE 2.6: RESOURCES FOR DEVELOPMENT OF UNDERUTILISED AREAS AND ADDITIONAL NATIONAL FUNDS (in € mn)

		2010	2011	2012	2013

National planning
Additional national funds: Underutilised Areas Fund (1)		6,799	8,104	4,138	9,900

EU planning
EU structural fund (2)		3,978	4,005	4,074	4,143

	EFRD	3,304	3,301	3,361	3,388
National co-financing (State + Regions) of EU	ESF	1,197	1,214	1,226	1,276
Programmes (Regional Operating Plans/National	EAFRD	1,130	1,289	1,283	1,275
Operating Plans) 2007/2013	EFP	61	61	61	61

	Total funds	5,692	5,864	5,931	5,999

Note: Resources for underutilised areas in Italy and in the EU.

1)	Appropriations as of 1 January 2010 Budget law 2010, net of reductions pursuant to Decree-Law no. 78/2010.

2)	EFRD and ESF appropriations within EU budget and related co-financing provided by the State budget and the budgets of local entities.
For additional information, see Annual Report of the Dipartimento Politiche di Sviluppo for 2009 at http://www.dps.tesoro.it/rapporto__annuale__2009.asp
TABLE 2.7: STATE BUDGET AND NET BALANCE TO BE FINANCED (in € mn)

		Balanced
		amounts		Forecasts
		2010	2011	2012	2013

Tax revenues		379,021	385,431	404,627	419,731
	% of GDP	24.4	24.0	24.3	24.3
Other revenues		33,335	31,684	30,714	30,714
FINAL REVENUES		412,356	417,115	435,341	450,445
	% of GDP	26.5	26.0	26.1	26.0

Current expenditure, net of interest		375,893	370,372	366,272	367,750
	% of GDP	24.2	23.1	22.0	21.3
Interest		74,162	84,802	90,795	94,989
	% of GDP	4.8	5.3	5.5	5.5
Capital expenditure		47,239	42,498	41,325	37,072
	% of GDP	3.0	2.7	2.5	2.1
FINAL EXPENDITURES		497,294	497,672	498,392	499,811
	% of GDP	32.0	31.0	29.9	28.9

NET BALANCE TO BE FINANCED — UNCHANGED LEGISLATION		-84,938	-80,557	-63,051	-49,366
	% of GDP	-5.5	-5.0	-3.8	-2.9
NET BALANCE TO BE FINANCED — POLICY SCENARIO (1)		-84,938	-81,057	-66,051	-59,366
	% of GDP	-5.5	-5.1	-4.0	-3.4
GDP		1,554,718	1,602,836	1,664,899	1,730,115

1)	The net balance to be financed under the policy scenario is different from that at unchanged legislation since the former considers a reconfiguration of the Fund for Underutilised Areas and the financing for the year 2013 of the National Revolving Fund for EU Policies. Such changes do not alter the figures at unchanged legislation since they entail a reconfiguration of sums earmarked for the regions and do not cause a deterioration of the public accounts inasmuch as the Internal Stability Pact provides a ceiling on such expenditure by the regions; for the EU portion, the appropriation for 2013 is already considered in the net balance to be financed at unchanged legislation since it refers to international obligations on the basis of unchanged legislation.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
2.2 SUMMARY OF REVENUE AND SPENDING MEASURES (DECREE-LAW 78/2010)
     The revenue and spending measures adopted with the Decree-Law n. 78/2010, inclusive of the effects of the major amendment approved by the Senate, provide for the correction of the trend of net borrowing for the 2011-2013 three-year period, while modifying the balance for 2010 to only a negligible extent. For 2010, the tax and social security payments for the zones in Abruzzo hit by the earthquake have been suspended, while the international peace missions have been partially refinanced. Such initiatives have been covered with proceeds coming from the extension of the deadline for the repatriation of capital illegally held abroad8, originally set at end 2009, and the introduction of a withholding tax on building restructuring works that is deductible from taxes.
     The reduction of the budget balance amounts to roughly €12 billion in 2011 and around €25 billion in each of the two years thereafter, against a gross budget package (incremental revenues and lower expenditures) equal to €17.8 billion in 2011, €27.5 billion in 2012 and €27.8 billion in 2013.
     The decree mainly impacts the levels of expenditure. The lower expenditures envisaged overall by the package amount to €47.0 billion over the 2011-2013 three-year period, or about 75 per cent of the total correction. The incremental expenditures amount to €2.7 billion in 2011, €1.2 billion in 2012 and roughly €1 billion in 2013.
TABLE 2.8: EFFECTS OF DECREE-LAW 78/2010 CONVERTED INTO LAW 122/2010 ON GENERAL GOVERNMENT’S NET BORROWING (in € mn and comprising induced effects)

	2010	2011	2012	2013

Incremental revenues	1,447	6,943	10,544	8,632
Lower revenues	616	3,044	1,253	1,753
Incremental expenditure	904	2,657	1,192	976
Current	892	2,110	635	281
Capital account	13	548	558	695
Lower expenditure	109	10,889	16,970	19,130
Current	109	6,909	11,180	12.740
Capital account	0	3,980	5,790	6.390

Reduction in net borrowing	36	12,130	25,068	25,033

     The net expenditure reduction is equal to approximately €8.2 billion in 2011, €15.8 billion in 2012 and €18.2 billion in 2013, and mostly consists of the reduction of current outlays and the reduction of capital expenditures, also in relation to the objectives contemplated in the Internal Stability Pact.
     Although derived mostly from initiatives to combat tax avoidance and tax evasion, the increase in revenues contemplated by the decree amounts to around €26 billion over the 2011-2013 three-year period, against lower revenues of roughly €6.0 billion during the same period, due essentially to the reduction of the prepayments of personal income taxes (IRPEF) for the years of 2011 and 2012.
     The contribution required of the central government economic bodies in terms of the net measures is equal to around €29.8 billion for the 2011-2013 three-year period.

[8]	With its conservative approach, Decree-Law no 194/2009 does not quantify incremental revenues for 2010.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
During the same period, the local government economic bodies contribute € 27.2 billion and social security funds, another € 5.2 billion.
TABLE 2.9: BREAKDOWN OF STABILISATION MEASURES BY SUB-SECTOR (in € mn)

	2010	2011	2012	2013

GENERAL GOVERNMENT

Adjustment to primary balance	36	12,130	25,068	25,033

CENTRAL GOVERNMENT ECONOMIC BODIES

Revenue adjustment	1,110	4,262	9,962	7,780
Expenditure adjustment	441	-665	-2,862	-4,279

LOCAL GOVERNMENT ECONOMIC BODIES

Revenue adjustment	0	200	200	200
Expenditure adjustment	251	-6,737	-9,887	-9,952

SOCIAL SECURITY FUNDS

Revenue adjustment	-280	-563	-872	-1,102
Expenditure adjustment	102	-829	-3,029	-3,925

     The initiatives provided on the expenditure side directly affect the costs of running the general government, via a 10 per cent reduction of financial resources allocated to each ministry for expenditures that can be reconfigured. In particular, the measures address intermediate consumption (studies, advisory services, public relations, conferences, exhibits, advertising, sponsorships, and the purchase, maintenance and rental of auto vehicles), contributions to the financing of entities, institutes, foundations and other organisations, the simplification of the governance of social security entities, and the size of the general government itself, with the elimination of various entities and public bodies.
     Measures have also been included to address the containment of expenditure on public-sector employment; these measures affect factors that have an impact on the growth of the expenditure: the freezing of wages at the 2010 level of total compensation for individual employees for the 2011-2013 three-year period; the decrease in the number of public-sector workers; the block on career progression; and the containment of the wage increases arising from contract renewals. With regard to the last measure, a 3.2 per cent limit has been set on increases arising from contractual renewals or negotiation procedures relative to the 2008-2009 period, and a freeze has been established- without the possibility of any recovery and while safeguarding the disbursement of contractual holiday pay — with respect to wage bargaining and negotiations for the 2010-2012 three-year period, with automatic wage adjustments being eliminated for the years 2011, 2012 and 2013. The limits currently in place on turnover have been extended and reinforced, and a limitation has been set so to prevent personnel from continuing work beyond certain age limits. As of 2011, a limit is to be introduced on expenditure for personnel with ‘flexible’ contracts, capping that expenditure at 50 per cent of the outlay for 2009. Other specific provisions are directed at containing the increase in expenditure consequent to career advancement and promotions.
     Additional savings will come from the lowering of political costs via the reduction of compensation to members of Parliament, Ministers and Undersecretaries, and the downsizing of the administrative structure within the constitutional bodies, including the
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Office of the Prime Minister, as well as the reduction of resources to be allocated for reimbursing election expenditures sustained by political parties or movements in future electoral campaigns for the election of Upper and Lower Houses of Parliament, the European Parliament, and the Regional Councils.
     The containment of expenditures on social-welfare programmes and benefits is also contemplated through changes to the requirements for qualifying for regular and early retirement pensions, with savings of up to around € 2,600 million by 2012 and up to around € 3,650 million in 2013. As of 2015, the age for becoming eligible for a regular retirement pension or an early retirement pension will be adjusted to reflect increases in average life expectancy; in addition, the payout of severance indemnities will be split up into a greater number of annual payments, in relation to the employee’s total period of service, and the process of adjusting the retirement age for women in the public-sector work force to the retirement age for men will be accelerated9. Controls over disability pensions will also be intensified10.
     The healthcare sector is to contribute to fiscal consolidation through savings on expenditure for pharmaceuticals (approximately €0.6 billion per year over the three-year period), obtained through a reduction of the amounts paid to the drug distribution chain and the identification of measures by Italian Drug Agency for rationalizing the use of drugs. The local governments’ contribution to the budget package is based on the rules established under the Internal Stability Pact, amounting to a total of €6,300 million in 2011, €8,500 million in 2012 (including the regions for €4,500 million, the provinces for €500 million and municipalities for €2,500 million) and a similar sum in 2013.
     With reference to the gradual debt reduction plan for the City of Rome, the measures provide for the creation of a State budget fund equal to €300 million per year starting from 2011 and classified as a subsidy to the city, and another appropriation of €200 million financed by two municipal taxes (an administrative add-on to the City of Rome embarkation rights and a municipal add-on to personal income tax (IRPEF)).
     The contribution of higher revenues to the corrective measures can be quantified at roughly € 7.0 billion in 2011, € 10.5 billion in 2012 and € 8.6 billion in 2013. Most of this increase will be the result of a stepped-up effort to combat tax evasion that envisions: the updating of criteria for summary assessments; the use of the ‘redditometro’ (set of indicators on income); the introduction of obligatory electronic invoicing for amounts equal to or over € 3,000; the introduction of a withholding tax on building restructuring works that is deductible from taxes; and regulations that provide for more effective controls by the revenue authorities, the tax police (Guardia di Finanza) and the Social Security Administration with respect to companies that repeatedly report losses and open and shut businesses. Increases in tax revenues are expected from the elimination of the subsidized taxation system for closed-end real estate funds, the traceability of cash movements in excess of € 5,000, the aforementioned measures in favour of the City of Rome, and taxes owed by insurance companies. In the last case, a ceiling is introduced with regard to the variation in obligatory technical reserves subject to taxation for life insurance.

[9]	As part of the implementation of the European Court of Justice’s ruling on 13 November 2008.

[10]	The minimum percentage of disability for qualifying for benefits has not changed.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     The deferral of personal income tax (IRPEF) prepayments for the 2011 and 2012 tax years will cause a decrease in revenues amounting to €2,300 million in 2011, higher net revenues equal to €1,700 million in 2012 (coming from the combined effect of the higher deferred revenues from 2011 and the lower revenues for the shifting of the 2012 prepayment), and incremental revenues of €600 million in 2013. The increase in non-tax revenues is mainly due to the application of tolls on tracts of highways managed directly by ANAS, an increase in the fees to be paid by highway concessionaires, and the concession for the construction and management of the Brenner toll highway in 2011 (€ 568 million).
     In addition to the corrective measures indicated above, the decree calls for a series of regulations aimed at favouring competitiveness and economic development: adoption of the German model for productivity11; tax breaks for the weaker areas of the nation; regional adjustment of the rates for the regional tax on productive activity (IRAP) whereby regions may zero out the tax and/or provide for extensions and deductions for new productive initiatives; and the identification of a single government commissioner who will be responsible for all administrative matters related to the start-up of new business activity in the southern regions of the nation (‘zero-bureaucracy’ areas). The decree also extends the tax breaks available for researchers and docents resident abroad, in order to encourage them to return to working and re-establishing their tax residence in Italy. Tax breaks are also provided for business network contracts, while the start-up of new business activity is to be simplified with the Certified Reporting of the Start of Activity (SCIA). Finally, in order to attract investment from abroad, firms from countries of the European Union that start up business ventures in Italy may choose the taxation system prevailing in any EU Member State as an alternative to the Italian taxation system.

[11]	The ‘German model’ envisages, with respect to the private sector, that the portion of wages paid upon the implementation of collective bargaining agreements (correlated to productivity gains) is eligible for tax benefits in 2011, through the application of a substitute tax for personal income tax, as well as for regional and municipal add-ons to personal income tax, and a measure of tax relief at the level of social-welfare contributions.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
TABLE 2.10: EFFECTS OF DECREE-LAW 78/2010 CONVERTED INTO LAW 122/2010, FOR THE MAIN SECTORS AFFECTED- (in € mn including induced effects)

	2010	2011	2012	2013

Title I

CHAPTER I — REDUCTION OF SPHERE AND COST OF GENERAL GOVT.	45	1,423	2,058	2,708
10% reduction of expenditures that can be reconfigured	0	1,400	2,050	2,700
Other	45	23	8	8
CHAPTER II — REDUCTION OF POLITICAL & ADMINISTRATIVE COSTS	181	-53	-51	39
Proceeds from the shutdown of entities	150	0	0	0
Other	31	-53	-51	39
CHAPTER III	-436	8,836	14,224	15,693
Containment of expenditure on public-sector work force	-81	1,696	2,683	3,286
Personnel turnover: central government economic bodies	0	8	65	230
Reduction in financing of National Healthcare Service for personnel	0	418	1,132	1.132
Contractual holiday pay and freeze on wage adjustment	0	4	597	597
Freeze on automatic wage increases for 2011-2013 three-year period	0	98	172	264
Freeze on automatic wage increases for 2010-2011-2012 - Schools	0	320	640	960
Reduction of expenditures on personnel having contracts with expiration date	0	100	100	100
Armed forces and police	0	770	0	0
Other measures	-81	-22	-23	4
Containment of expenditure on healthcare, assistance and pensions	-355	1,390	3,591	4,457
Plan to control disability claims	0	80	160	220
Reduction of expenditure on pharmaceuticals and healthcare cards	-250	580	580	580
Revision of requirements for qualifying for an ordinary retirement pension and an early retirement pension	0	360	2,610	3.650
Severance pay	-100	390	240	0
Other measures	-5	-20	1	7
Local goverments’ contributions	0	5,750	7,950	7,950
Internal stability pact — Regions	0	4,000	4,500	4.500
Internal stability pact — Provinces	0	300	500	500
Internal stability pact — Municipalities	10	1,510	2,510	2.510
Special Statute Regions competition	0	500	1,000	1.000
Rome Capital	0	-500	-500	-500
Debt repayment plans for municipalities under commissioners	-10	-60	-60	-60
CHAPTER IV — NON-TAX REVENUES	128	520	635	635
Tolls for ANAS managed highway network	83	200	315	315
Incremental fees paid by highways concessionaries	45	320	320	320

Title II

EFFORTS TO COMBAT TAX AND SOCIAL SECURITY EVASION	456	5,831	8,184	7,205
Electronic invoicing	0	628	837	837
Updating of ‘accertamento sintetico’ (summary assessments)	0	741	709	815
Efforts to prevent businesses repeatedly reporting losses	0	533	925	966
Reinforcement of collection procedures	0	400	1,500	1,300
Prohibition of automatic offsets in presence of debts booked to the tax rolls (reduction of budget appropriations)	0	700	2,100	1,900
Incremental tax revenues	981	2,260	1,641	914
Incremental revenues (City of Rome add-on to IRPEF and embarkation rights)	0	200	200	200
Revenues from insurance companies	99	363	264	264
Instalments til 2020 of taxes and social-welfare contributions for Abruzzo	-617	-11	-11	-11
Other revenue-related matters	-6	16	19	20

Title III

DEVELOPMENT AND INFRASTRUCTURES	0	-1,772	1,659	546
Adjustment of toll highway concession fee	0	568	0	0
Advantageous taxation and IRPEF prepayments	0	-2,318	1,676	568
Tax relief for business networks	0	-22	-17	-22
OTHER URGENT AND NON-DEFERRABLE MATTERS	-386	-210	-218	-227
ISTAT census	0	-200	-277	-150
International peace missions	-320	-4	-4	-4
Other urgent measures	-66	-6	63	-73
IMPLEMENTATION OF 2011 BUDGET MEASURES	-36	-1,748	-224	-45
INDUCED EFFECTS ON PUBLIC-SECTOR EMPLOYMENT	82	-695	-1,197	-1,522

PRIMARY BALANCE REDUCTION	36	12,130	25,068	25,033

Note: Positive values indicate an improvement in the primary balance.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
REFORMING THE PUBLIC ADMINISTRATION
Structural reform of the public administration, such as that undertaken by the Government, can generate a significant macroeconomic dividend through four ‘levers’ that influence the factors that, according to economic theory and empirical evidence, are the basis for growth:
1.	financial stabilisation (reduction of the deficit and of the public debt);

2.	increase in productivity in the public sector;

3.	reduction of transaction costs for firms and households;

4.	governance improvements that lead to progress in the ‘effectiveness’ of the public sector’s actions.
The reform began with the approval on 4 March 2009 of the Enabling Act no. 15 which was concretely implemented in 2009 via two legislative decrees.
Legislative Decree no. 150 of 27 October 2009 provided for the implementation of Enabling Act no. 15 of 4 March 2009, with regard to the optimisation of the productivity of the public-sector work force and the efficiency and transparency of the public administrations, defining new rules for: transparency, performance measurement and evaluation, bonus pay, collective bargaining, senior management within the public sector, and disciplinary sanctions. The common denominator is meritocracy, an approach by which the public administrations can be expected to become more efficient and modern.
Legislative Decree no. 198 of 20 December 2009 provided for the implementation of Article 4 of Enabling Act no. 15 of 4 March 2009, with regard to use of concessionaires of public services for the purpose of improving the efficiency of the public administrations. The decree introduces collective action as an instrument for developing the culture of an administration operating at the service of the community, with the community being vested with the power of performing checks whenever the terms and standards of a public function or the supply of a public service are violated.
During 2010, the reform is to be further implemented with the revision of the Digital Administration Code which re-defines the regulatory system set up to accelerate the process of digitalisation of the public administrations, accompanying the e-government policies already implemented and that give priority to the creation of a more immediate, straightforward dialogue with individuals and businesses, as well as more efficient productive and organisational processes in the sectors of justice, healthcare, and education. Alongside these initiatives various simplification measures have been approved within the economic/financial provisions.
A reform of the public administration concentrated on increasing efficiency (such as the reform currently being implemented) is capable of generating cost savings that reduce the deficit and (potentially) the tax burden, by improving the sustainability of the nation’s public accounts and the nation’s macroeconomic performance. In addition, sustainable public finances encourage an acceleration of investment and growth of GDP through a reduction of the uncertainty faced by businesses and households.
On the other hand, improvements in the levels of productivity in the public administration and the effectiveness of administrative actions have a direct impact on the productivity of the economy overall. In addition to these direct benefits, there is also a positive effect on production in the private sector to the extent that the increase in productivity in the public sector is obtained through a change in production technology (e.g. better use of ICT for the digitalisation of productive processes).
The reform has indirect effects through another macroeconomic channel, namely, resource savings due to the reduction of ‘transaction costs’ (time and resources) for all users of public services. Saving time can translate into an increase in the supply of labour, just as the saving of money can translate
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
into higher purchases of goods in the private sector by consumers, and a reduction of unit production costs for businesses. The positive macroeconomic impact of these effects is evident.
Finally, the improvement in governance affects, first and foremost, the incentives to buy, innovate and adapt to change. Second, increased confidence in public administration, achieved through greater transparency, integrity, participation and responsibility can reduce transaction costs for businesses and households and improve compliance. The quality of the public administration influences its capacity to plan and implement structural reforms in key sectors such as health and education.
All of the levers mentioned above can have significant beneficial effects on GDP and on the GDP growth rate. However, the complexity of the described interactions and the problems of measurement weigh upon the quantitative evaluation of this macroeconomic dividend. The measurement problems, in turn, have to do with the measurement of the public administration’s output which, by its very nature, poses substantial problems.
The magnitude of the macroeconomic impact of the reform of the public administration is potentially significant. Assuming plausible elasticities with respect to the efficiency and/or the effectiveness of the public sector, it is possible to estimate that the multiplier associated with a measure of this type is significantly greater than 1.0.
According to preliminary quantitative evaluations, this multiplier can reach the value of 1.7, meaning an increase of 10 per cent in the efficiency of the public administration produces a cumulative increase of 17 per cent of GDP over a 20-year period. It is therefore estimated that the process of implementing and completing the reform can pave the way to an increase in the equilibrium rate of growth (average compound rate per year) of at least one-fourth of one percentage point of GDP.
STRUCTURAL BALANCE
The updating of the macroeconomic scenario contained in this Public Finance Decision has contributed to changing the trend of the potential GDP growth rate vis-à-vis the data presented in the RUEF 2010.
Potential GDP for 2009 may have risen by a rate of 0.2 per cent, and may accelerate in 2010. In subsequent years, the growth of potential GDP could further increase, thanks to a stronger contribution of total factor productivity, and by 2013 it could be around 1.0 per cent, or above the values prior to the crisis.
Despite the expected rebound of GDP and potential GDP, the output gap may continue to extend well into negative territory for the entire forecast period, although the tendency to contract is more accentuated than that indicated in the RUEF.
The output gap for 2010 is likely to range around -3.3 per cent of GDP, or 0.3 percentage points less than the figure indicated in the RUEF. The change is mainly attributable to the downward revision of potential GDP, due, amongst other things, to the deterioration of the structural unemployment rate (NAIRU), when compared with the value reflected in the RUEF.
In light of such dynamics, the structural budget balance (cyclically adjusted and net of one-off measures) is not likely to vary significantly from the figures set out in the RUEF for 2009 and 2010, and thus, respectively, -3.8 per cent and -3.4 per cent of GDP.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
In line with ECOFIN recommendations to Italy as part of the excessive deficit procedure, the structural balance is slated to fall by 0.5 percentage points in 2010, 0.8 percentage points in 2011 and 0.7 percentage points in 2012.
Potential GDP and structural balances

	2009	2010	2011	2012	2013

GDP growth rate at constant prices	-5.0	1.2	1.3	2.0	2.0
Net borrowing	-5.3	-5.0	-3.9	-2.7	-2.2
Interest expenditure	4.7	4.6	4.7	4.8	4.8
Potential GDP growth rate	0.2	0.3	0.7	0.8	1.0
Contribution of factors to potential GDP:
Labour	0.2	0.0	0.2	0.1	0.2
Capital	0.2	0.2	0.3	0.3	0.3
Total Factor Productivity	-0.1	0.0	0.2	0.3	0.5
Output gap	-4.2	-3.3	-2.7	-1.6	-0.6
Cyclical component of budget balance	-2.1	-1.7	-1.4	-0.8	-0.3
Cyclically adjusted budget balance	-3.2	-3.3	-2.6	-1.9	-1.9
Cyclically adjusted primary surplus	1.5	1.3	2.1	2.9	2.9
One-off measures	0.6	0.1	0.0	0.0	0.0
Budget balance, net of one-off measures	-6.0	-5.1	-3.9	-2.7	-2.3
Cyclically adjusted budget balance, net of one-off measures	-3.8	-3.4	-2.5	-1.9	-2.0
Cyclically adjusted primary surplus, net of one-off measures	0.8	1.2	2.2	2.9	2.9
Change in budget balance, net of one-off measures	3.0	-0.9	-1.1	-1.2	-0.4
Change in cyclically adjusted budget balance, net of one-off measures	0.4	-0.5	-0.8	-0.7	0.1

List of ‘one-off’ measures (in € mn)

				FORECASTS
	2008	2009	2010	2011	2012	2013

Total one-off measures	3,169	9,873	1,413	-589	177	769
% of GDP	0.2	0.6	0.1	0.0	0.0	0.0

- a ) Revenues	2,083	12,855	2,290	624	483	78
% of GDP	0.1	0.8	0.1	0.0	0.0	0.0

Various substitute tax	1,991	7,283	1,616	614	483	78
Repatriation of capital (‘tax shield’)		5,013	639	0	0	0
Tax amnesty for building works	92	65	35	10	0	0
EU subsidy for Abruzzo earthquake		494

- b) Expenditures	-281	-4,059	-2,427	-2,563	-1,506	-309
% of GDP	0.0	-0.3	-0.2	-0.2	-0.1	0.0

- VAT on company cars	-201	-243	-300	0
- Bonus for low wage earners DL 185/2008		-1,522	-400	0
- Abruzzo earthquake: DL 39/2009		-951	-585	-483	-350	0
- Abruzzo earthquake: FUA			-637	-2,080	-1,156	-309
- Dividends paid		-405	-505
- Property repurchase + SCIP2 loss	-80	-938	0	0

- c ) Property sales	1,367	1,077	1,550	1,350	1,200	1000
% of GDP	0.1	0.1	0.1	0.1	0.1	0.1

Breakdown by sub-sectors
- Central government economic bodies	1,973	11,388	813	-1,789	-873	-131
- Local government economic bodies	1124	937	800	700	650	500
- Social security funds	72	-2452	-200	500	400	400

GDP	1,567,851	1,520,870	1,554,718	1,602,836	1,664,899	1,730,115

Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
2.3 PUBLIC DEBT
     Debt management in 2010
     The January-August 2010 period continued to be influenced by the international economic crisis that began with the fallout of the U.S. sub-prime mortgage market in 2007 and culminated with the failure of the investment bank, Lehman Brothers, in September 2008.
     Albeit through alternating phases, the market for government securities in 2010 has witnessed a progressive reduction in liquidity, less depth in pricing, a contraction of trading volumes, and a substantial increase in volatility. Though appearing to have abated during the second half of 2009, these aspects once again re-emerged in a rather significant manner during the current year. On the one hand, the increase in the issuance of government securities by all European countries, aimed at providing coverage of growing public deficits, had to be absorbed by financial markets that were already particularly fragile due to the financial crisis. On the other hand, the market for Greek government securities started to deteriorate in November 2009, and grew even worse in the first half of 2010 following the significant increase in the nation’s deficit and the consequent manifestation of fears about the sustainability of the same, which generated a very large increase in spreads demanded by investors holding such securities. This situation caused a further increase in risk aversion that affected the public debt markets of numerous countries within the Euro Area, at times failing to spare even the most creditworthy sovereign issuers.
     Although evident in the early months of 2010, this phenomenon grew more and more pronounced through May, when the European authorities and the International Monetary Fund worked closely with the Greek government, in order to avoid any further deterioration of the situation and establish conditions for normalising the government securities market in the Euro Area. A bailout plan of €110 billion agreed at the onset was followed by the approval of a mechanism of up to €750 billion capable of supporting nations facing difficulty in refinancing their debt. Rounding out the picture, the European Central Bank (ECB) embarked on a programme to buy government securities on the secondary market, simultaneously guaranteeing the full control of monetary aggregates through ‘sterilisation’ transactions. As of June, signs of normalisation of the fixed-income markets alternated with instances of instability, in some instances linked to news of potential financial difficulties within the European banking system12.
     Even though the Italian government securities market witnessed significant instability at times during this period, an analysis of the data shows that Italy was less affected by such events than other countries with similar credit standing. Yield differentials with respect to Germany were undoubtedly subject to much more volatility, but overall there was no indication of any progressive tendency in terms of spread. Thanks to this backdrop, the Treasury has succeeded in guaranteeing the continuity of its issuing policy and debt management in 2010, including by using the instruments of flexibility introduced in prior years that made it possible to contend with the effects of the international crisis on the secondary market for government securities.

[12]	Such difficulties were mitigated by the positive results of the stress tests published on 23 July 2010 by the European Banking Oversight Committee in collaboration with the European Commission, the ECB and national banking oversight bodies.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     The Department of the Treasury actually continued to employ the auction mechanism entailing the discretionary cutting of the adjudication price (introduced in October 2008) for placements of medium-/long-term securities (BTPs and CCTs), while more stable conditions on the medium-/long-term market allowed only the occasional placement of one or more off-the-run securities. When faced with a situation of significant turbulence for several weeks in the short-term segment, the Department of the Treasury introduced several improvements to the BOT auction mechanism; these improvements followed the roll-out of the supplementary placement for Specialists only in February 2009, including for the auction of 1-year BOTs.
     Consistent with the issuances in 2009, Italy’s government bonds have been placed with a high degree of efficiency in 2010. In conditions of uncertainty and instability on the markets, the individual auctions were covered without problems, with high bid-to-cover ratios and at prices substantially in line with those on the secondary market.
     The management of rate risk and refinancing risk was facilitated by the issue of long-term securities: during the first eight months of 2010, securities placed with a maturity of 10 years or more accounted for about 20.1 per cent of total domestic issues, versus 19.2 per cent for the same period of the prior year; in the month of April, a new 10-year BTP€i indexed to European inflation made its debut, while a new 15-year nominal BTP came on the market in September.
     In June, the Department of the Treasury floated another new instrument: the Certificate of Credit of the Treasury indexed to 6-month EURIBOR (CCTeu), nominal securities with an indexed floating rate that will gradually replace the current CCTs. The structure of the CCTeu, which is similar to the common floaters issued in the Euro Area, has semi-annual coupons calculated on the basis of 6-month EURIBOR, and a maturity which will normally be equal to seven years. The parameter for indexing the instrument is one of the main indicators for the Euro Area’s money market, and is widely used by the dealers in European bonds. The CCTeu responds to the need to guarantee greater
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
penetration in the portfolios of national and international dealers, and to reinforce the levels of efficiency and liquidity on the secondary market for floaters vis-à-vis traditional CCTs which, even though they are no longer issued regularly, will be a tool for guaranteeing the liquidity on the secondary market thanks to the willingness of the Department of the Treasury to exchange them with the CCTeu and the quotation and swap commitment ensured by the Specialists in government securities.
     Interest expenditure
     As in 2009, the determination of the forecast of interest expenditure is based on an in-depth analysis of the expected trend of yields on Italy’s government securities.
     As with previous estimates, a summary scenario was developed that takes into account different profiles for the yield curve as of the start of September, in terms of both the absolute level of rates and the slope and structure of the forward curve. Compared with the scenario outlined in the RUEF, the current scenario calls for significantly lower initial rates and an ascending trend of short-term rates that is less accentuated vis-à-vis long-term rates. Compared with the RUEF, the estimates herein indicate a particularly significant reduction of the amounts spent on interest for the years of 2011 and 2012, most of which can be explained by the outlook for lower rates. The reduction can also be seen in relation to GDP, with the ratio of interest expenditure to GDP decreasing over the same two years by 0.2 and 0.4 per cent, respectively.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
     The debt-to-GDP ratio
     The estimates of the debt-to-GDP ratio for the years 2009, 2010, 2011 and 2012 are in line with the forecasts indicated in the RUEF, even though there is a slight increase. The figure for 2009 is up by 0.1 per cent due to statistical revisions, going from 115.8 per cent to 115.9 per cent.
     The trend of the ratio in subsequent years is partially affected by this revision. Despite the improvement in the estimates of nominal GDP, the 2010 debt-to-GDP ratio is equal to 118.5 per cent; the ratio is not only influenced by the 2009 statistical revision, but also by the higher issues needed to finance Italy’s contribution to Greece which automatically neutralise the improvement of the borrowing requirement. In 2011, the debt-to-GDP ratio comes to 119.2 per cent, with a 0.5 percentage point increase compared to the RUEF; the increase is again influenced by the impact of the aid to Greece, but the ratio is also impacted by the downward revision of GDP estimates. Instead, in 2012, the ratio is at 117.5 per cent, with the improvement of the borrowing requirement prevailing over the contribution to Greece, while GDP is below the prior estimate.
     The value for 2013 is 115.2 per cent and, as in the case of the RUEF, confirms the decreasing trend of the debt-to-GDP ratio starting in 2012.
     With reference to the detail by sub-sectors, it should be noted that a large part of the trend of the debt of the public administrations is attributable to the central government economic bodies, against virtual stability of the debt of local governments and social security funds.
TABLE 2.11: PUBLIC DEBT — BREAKDOWN BY SUB-SECTOR (in € mn and as % of GDP)

	2009	2010	2011	2012	2013

General government (consolidated)	1,763,418	1,842,269	1,909,970	1,956,434	1,993,799
% of GDP	115.9	118.5	119.2	117.5	115.2
Breakdown by sub-sector (non-consolidated and gross of interest):
Central government	1,659,122	1,736,871	1,803,837	1,849,691	1,886,522
Local government	129,968	131,070	131,806	132,416	132,949
Social security funds	13	13	13	13	13

Note: The figures for 2009 reflect some statistical revisions.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
PENSION SYSTEM: MEDIUM-/LONG-TERM TRENDS
In light of the provisions of Article 1, Paragraph 5 of Law no. 335 of 1995, the medium-/long-term trend of pension-expenditure-to-GDP ratio is as described below.
The forecast takes into account the assumptions of birth rates, mortality and immigration flows within the base scenario developed by ISTAT with a base year of 2007; the assumptions provide for: i) an increase in life expectancy of 6.4 years for men and 5.8 years for women between 2005 and 205013, ii) a birth rate that gradually converges to 1.58, and iii) a net flow of immigrants just under 200,000 per year.
With reference to the macroeconomic scenario, the real rate of GDP growth is pegged at an average of around 1.5 per cent per year for the 2008-2060 period, which is substantially in line with the average productivity per employee. The employment rate for the 15-/64-year age bracket increases by more than 8 percentage points, going from 58.7 per cent in 2008 to 67.2 per cent in 2060. The growth assumptions for the 2010-2013 period are consistent with those used for the macroeconomic scenario contemplated by the Public Finance Decision 2011-2013.
The forecast based on unchanged legislation is outlined in the chart below and incorporates:
–	the effects of the revision of the transformation coefficient as provided for by Article 1, Paragraph 11 of Law no. 335/95, as amended and supplemented by Article 1, Paragraphs 14 and 15 of Law no. 247/2007;

–	the effects of the measures contained in the Decree-Law no. 78/2010, converted with amendments into Law no. 122 of 2010, referring to the revision of the system for the effective dates for benefits in relation to ordinary retirement pensions and early retirement pensions, the acceleration of the increase in the age requirement for the ordinary retirement pensions for women employed in the public sector, and the implementation in 2015 of a system for adjusting the age requirements for retirement to the increase in life expectancy.
After growing during the 2008-2010 three-year period (exclusively as a result of the reduced momentum of the denominator due to the economic crisis), the pension-expenditure-to-GDP ratio is projected to fall, going from 15.3 per cent in 2010 to 14.8 per cent in the 2021-2026 period. During this period, the process of increasing the minimum age for early retirement (Law no. 243/2004, as amended by Law no. 247/2007), together with the other recent initiatives to increase the age for retirement, works to counter the initial expansionist effects caused by demographic transition. During the 2025-2039 period, the ratio is once again growing for the effect of the increase in the number of pensions and simultaneous decrease of the number of employed, the financial effects of which are nonetheless limited by (i) the tightening of the requisites for eligibility for early retirement as required by Law no. 243/2004 in the mixed and contributions-based systems, as well as the in the earnings-related system, and (ii) the aforementioned initiatives to revise both the effective dates for benefits and the age for retirement in relation to life expectancy. The increase in the number of pensions is attributable to the progressive increase in life expectancy, and to the ageing and retirement of the baby boomer generations. The curve reaches the peak of around 15.5 per cent in 2041, falling back to 14.8 per cent in 2050 and standing at 13.4 per cent in 2060. The improvement of the ratio in the final part of the forecast period (2040-2060) is

[13]	For the purpose of providing a comparison that can be measured against the forecasts developed at a European level (2009 Ageing Report: Economic and Budgetary Projections for the EU-27 Member States, 2008-2060), the ISTAT demographic projections were extended to 2060, providing a further increase in life expectancy of 1.0 and 0.8 years for men and women, respectively, and keeping the birth rate and the net migration flow unchanged with respect to the levels reached in 2050.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
essentially due to the changeover from a mixed system to a contributions-based system and to the progressive reduction of the baby boomer generations due to mortality.
Public expenditure for pensions (% of GDP)
The description of the medium-/long-term trend of the pension-expenditure-to-GDP ratio shows how the process of reforming Italy’s pension system has largely managed to offset the potential effects of demographic transition on the public expenditure over the next few decades. As evidenced at an international level (see EPC-WGA Report on the medium-/long-term sustainability of public finance), Italy expects its pension-expenditure-to-GDP ratio to grow at a rate below the European average even though the country’s demographic trend is less favourable.
The recent pension initiatives adopted have contributed further to improving the medium-/long-term sustainability of Italy’s public finances, thereby favouring the reduction of the public debt. Following is a brief summary of the regulatory framework in effect with respect to pensions.
Ordinary retirement pension
Under Italy’s pension system, men working in the private sector must be 65 years old in order to qualify for an ordinary retirement pension, whereas the comparable age for women is 60 years old14. For women working in the public sector, the age requirement is being increased from 60 in 2009 to 61 years for 2010-2011, and then will be raised to 65 years on 1 January 2012. With the aforementioned changes, the retirement age for men and women working in the public sector will be the same (65) starting in 2012. The changes are being made as part of the implementation of a European Court of Justice ruling handed down on 13 November 2008, which required the elimination of any difference by gender in the requirements for retiring from the public sector. In any event, once a person has become eligible for ordinary retirement by meeting the age requirement, the actual date on which the pension becomes effective (and, thus, the actual age for receiving the pension) is deferred by 12 months in the case of employees and 18 months in the case of self-employed workers15.

[14]	In any case, a minimum contribution period is provided.

[15]	Accordingly, the minimum age for qualifying for a pension is 66 for men and women who are employees in the public sector, 61 for women who are employees in the private sector, 61.5 for women who are self-employed, and 66.5 for men who are self-employed.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
Early retirement
Retiring at a younger age than that specified above (‘early retirement’) is possible in the following cases:
–	when a person has made pension contributions for at least 40 years (without respect to the person’s age);

–	when a person has made pension contributions for at least 35 years[16] and is at least 60 year as old as of 2010, or 62 years old as of 2013 in the case of employees, or 61 years old as of 2010, or 63 years old as of 2013 in the case of self-employed workers. The age requirement is reduced by one year with respect to that indicated only if the worker has made contributions for at least 36 years.
In any event, once the requisite for early retirement is met (including with contributions for at least 40 years), the actual date on which the pension becomes effective (and, thus, the actual age for receiving the pension) is deferred by 12 months in the case of employees and 18 months in the case of self-employed workers17.
Adjusting eligible retirement age to increased life expectancy
As of 2015, the age requirements for qualifying for ordinary retirement, early retirement and social allowances will be adjusted every three years according to the change in life expectancy at the age of 65 as notified by ISTAT for the preceding three-year period. The law provides expressly that the procedure of adjusting the eligible retirement age in line with increased life expectancy every three years falls fully within the sphere of administrative action with the consequent certainty of the respect of the deadlines set and of the application of the adjustments. This is in line with the procedure already in place for updating the transformation coefficient pursuant to Article 1, Paragraph 6 of Law no. 335/1995. In order to align the time periods for adjusting the age requirements with those for updating the transformation coefficients, the second adjustment of the age requirements will be made on an exceptional basis as of 1 January 2019. Considering ISTAT’s baseline demographic scenario, the increase in the age requirement as of 1 January 2015 is expected to be equal to 3 months, since it will incorporate a higher increase in life expectancy registered in the preceding three-year period (4 months)18; the adjustments every three years after 2019 are estimated to be 4 months through 2030 and around 3 months until about 2050. This means a cumulative adjustment of around 3.5 years by 2050. In any event, the adjustments actually applied will be those proclaimed to be definitive by ISTAT.
Effects of recent measures (Decree-Law no. 78/2010, converted with amendments into Law no. 122 of 2010)
Both the revision of the dates on which the ordinary and early retirement pensions become effective and the adjustment of eligible age for retirement in order to reflect increased life expectancy are measures that exert structural effects. The revision of the dates on which pensions become effective produces a reduction of approximately 0.2 percentage points in the pension-expenditure-to-GDP

[16]	This second possibility for women employed in the private sector is automatically absorbed by the continuation of the possibility of retiring at 60 years old (which will then be adjusted in 2015 in line with increases in life expectancy), including with a contribution period of less than 35 years.

[17]	For example, as of 2013, the minimum age for qualifying for a pension after 35 years of contributions is 63 for employees and 64.5 for the self-employed.

[18]	With reference to the adjustment in 2015 only, the increase in the age requirements cannot exceed three months.
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
ratio as from 2013 through and beyond 2030, and then decreases to 0.1 percentage points through 2040. The adjustment of eligible age for retirement in order to reflect increased life expectancy will produce another reduction in the pension-expenditure-to-GDP ratio which is estimated to equal around 0.1 percentage points around 2020, and grow to 0.3 percentage points during the 2030-2040 decade before decreasing to 0.1 percentage points in 2045 and virtually being cancelled out thereafter. The combination of the two measures thus means a reduction of the pension-expenditure-to-GDP ratio that will equal around 0.2 percentage points in 2015, rise to 0.5 percentage points in 2030, and then descend to 0.4 percentage points in 2040 and 0.1 percentage points in 2045, before being virtually cancelled out thereafter.
Adjustment of benefits to the increase in life expectancy and adequacy of the benefits
Adjusting the retirement age to reflect increased life expectancy is a measure to round out the endogenous mechanisms within the pension system to deal with the financial effects of demographic transition. With reference to the rules that govern the calculation of pensions within the contributions-based and mixed systems, such mechanisms include the updating of the transformation coefficient every three years.
In addition to the financial effects of the savings, the adjustment of the retirement age to incorporate life expectancy also entails improvement in terms of the benefits paid with the contributions-based system with respect to the former regulation.
In essence, since the recent reform measures regarding the age requirements started to manifest their effects as of 2008 and 2009, and thus, with the updating of the scenario reported in the most recent Stability Programme, it is useful to evidence the pension-expenditure-to-GDP ratio based on the laws and regulations currently in effect, prior to Decree-Law no. 78/2010, converted with amendments by Law no. 122/2010, and prior to Law no. 243/2004. Taken altogether, the measures adopted have led to a significant reduction in the pension-expenditure-to-GDP ratio amounting to an average of 1 percentage point per year for the entire 2015-2035 period. When considered on a cumulative basis to 2050, the aforementioned measures have paved the way for a reduction of approximately 26 percentage points, with almost one-half of that amount attributable to Law no. 122/2010.
Public expenditure on pensions as % of GDP with different regulatory assumptions
Ministero dell’Economia e delle Finanze

2011-2013 Public Finance Decision
Outline Proposal
2.4 THE NEW NATIONAL REFORM PROGRAMME
     In the spirit of the new EU2020 Strategy, the European Commission has instituted strategic coordination of different aspects of planning for the Member Countries, organising the so-called ‘European Semester’. According to the new European model, the national strategic planning is to begin around mid- or late April of each year with the simultaneous presentation of the National Reform Programme (NRP) and the Stability Programme (SP). The simultaneous presentation of the two documents will facilitate the definition and assessment, at a national and EU level, of the initiatives in relation to the reforms that are functional for achieving the European objectives set out in the EU2020 Strategy. The new NRP will have an important role both in presenting a summary of national macroeconomic surveillance and in monitoring the activation of structural reforms (thematic coordination). Instead, fiscal surveillance will continue to be addressed through the SP. The new version of the NRP is based on a pre-set format divided into three parts. The first part will contain a summary of the macroeconomic framework defined in the SP; the second part will focus on the nation’s macroeconomic imbalances, elements of vulnerability for the nation, and macroeconomic aspects of competitiveness. The final part containing more analytical detail will set out the strategic reform initiatives aimed at the achievement of the nation’s individual objectives for productive growth and employment. This third part of the document will need to set out analytically the details of the reform measures implemented, sub-divided by national objectives, with an indication of both the financial resources and timing for implementation, and the intermediate objectives of the proposed actions. The document, whose time horizon must be at least three years, will annually report not only on the new reform initiatives undertaken, but also on the monitoring and state of completion of the initiatives set out in the previous document.
     In March, the European Council set five objectives to spearhead the EU2020 Strategy for growth and employment. These objectives regard employment, research and innovation, education, energy and poverty. A European target and consequent national targets, consistent with the individual starting points, will be identified for each of the five objectives. Every Member State will be required to indicate the levels that it plans to reach by 2020. In order to define the objectives related to Italy, the Prime Minister has initiated coordination between all of the ministries involved, working through the Department of EU Policies.
     A transition phase has been defined for 2010 in order to facilitate the introduction of the new European procedures. Therefore, for the year of 2010 only, the NRP in preliminary form will be presented to the Commission by 12 November. The final version is to be sent to the Commission by the end of April 2011.
Ministero dell’Economia e delle Finanze